UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Raymond James Financial, Inc.

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RAYMOND JAMES FINANCIAL, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 567-1000

January 14, 2016
Dear Fellow Shareholder,
You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Raymond James Financial, Inc., which will be held on Thursday, February 18, 2016, at 4:30 p.m., Eastern Time, at the Raymond James Financial Center, located at 880 Carillon Parkway, St. Petersburg, Florida. Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.
We hope you are planning to attend the meeting. Your vote is important and we encourage you to vote promptly. Whether or not you are able to attend the meeting in person, please complete, sign and return your proxy card by mail, or vote via the Internet or the toll-free telephone number.
On behalf of the Board of Directors and the management of Raymond James, I extend our appreciation for your continued support.

Yours sincerely,

Thomas A. James
Executive Chairman

Important Notice Regarding the Availability of Proxy Materials
for the Raymond James Financial, Inc. Shareholder Meeting
to be Held on February 18, 2016

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS
Dear Raymond James Financial, Inc. Shareholder:
NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders (the ‘‘Annual Meeting’’) of Raymond James Financial, Inc. (the ‘‘Company’’) will be held on Thursday, February 18, 2016, at 4:30 p.m., (local time) at the Raymond James Financial Center, located at 880 Carillon Parkway, St. Petersburg, Florida.
The following proposals will be voted upon at the Annual Meeting:

1.	To elect eleven (11) directors to the Board of Directors, to hold office until the annual meeting of shareholders in 2017;

2.	To hold an advisory vote on executive compensation;

3.	To approve the Amended and Restated 2012 Stock Incentive Plan;

4.	To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2016; and

5.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends a vote ‘‘FOR’’ Items 1, 2, 3 and 4.
The following proxy materials for the Annual Meeting are being made available at www.raymondjames.com under ‘‘Our Company — Investor Relations — Shareholders’ Meeting’’:

1.	The Proxy Statement for the Annual Meeting;

2.	The 2015 Annual Report to Shareholders; and

3.	The form of proxy card being distributed in connection with the Annual Meeting. Control/identification numbers are contained in the proxy materials accompanying this notice.
To obtain directions to attend the Annual Meeting, where you may vote in person, please visit our website at www.raymondjames.com/shareholders.
Only Raymond James shareholders of record on December 23, 2015 are entitled to notice of and to attend and vote at the Annual Meeting and any adjournment or postponement thereof. Whether or not you are able to attend in person, please complete, sign and return your proxy card by mail, or vote via the Internet or the toll-free telephone number. Raymond James shareholders of record who attend the meeting may vote their shares in person, even though they have sent in proxies.

By Order of the Board of Directors,

Paul L. Matecki, Secretary

January 14, 2016

i

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Raymond James Financial, Inc. (‘‘Board’’ or ‘‘Board of Directors’’) for the Annual Meeting to be held on Thursday, February 18, 2016, at 4:30 p.m., Eastern Time. In this Proxy Statement, we may refer to Raymond James Financial, Inc. as the ‘‘company,’’ ‘‘Raymond James,’’ ‘‘we,’’ ‘‘us’’ or ‘‘our.’’
QUESTIONS AND ANSWERS ABOUT VOTING YOUR SHARES

Why did I receive this Proxy Statement?
You have received these proxy materials because Raymond James’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting on February 18, 2016. This proxy statement includes information that is designed to assist you in voting your shares and information that we are required to provide to you under the rules of the Securities and Exchange Commission (‘‘SEC’’). On January 11, 2016, we mailed this proxy statement to shareholders of record as of the close of business on December 23, 2015 (‘‘Record Date’’).

What is a proxy?
A ‘‘proxy’’ is a written authorization from you to another person that allows such person (the ‘‘proxy holder’’) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the following persons to vote your shares at the Annual Meeting: Thomas A. James, Chairman of the Board of Directors and Paul C. Reilly, Chief Executive Officer.

Who is entitled to vote?	Each Raymond James shareholder of record on the Record Date for the Annual Meeting is entitled to attend and vote at the Annual Meeting.

What is the difference between holding shares as a shareholder ‘‘of record’’ and as a ‘‘beneficial owner’’?	●	Shareholders of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare, our transfer agent.
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Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in ‘‘street name.’’ As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see ‘‘What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted ?’’ for additional information.

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Raymond James has requested banks, brokerage firms and other nominees who hold Raymond James shares on behalf of beneficial owners of the shares as of the close of business on the Record Date to forward proxy materials to those beneficial owners. Raymond James has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

How many votes do I have?
Every holder of a share of common stock on the Record Date will be entitled to one vote per share for each Director to be elected at the Annual Meeting and to one vote per share on each other matter presented at the Annual Meeting. On the Record Date there were 143,939,469 shares outstanding and entitled to vote at the Annual Meeting.

What proposals are being presented at the Annual Meeting?	Raymond James intends to present proposals numbered one through four for shareholder consideration and voting at the Annual Meeting. These proposals are for:
	1.	Election of eleven (11) members of the Board of Directors;
	2.	Advisory vote to approve executive compensation;
	3.	Approval of the Amended and Restated 2012 Stock Incentive Plan; and
	4.	Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.

Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, Raymond James does not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on such matter in their discretion.

How does the Board of Directors recommend that I vote?	The Board of Directors recommends that you vote:
	●	FOR the election of the eleven (11) directors nominated by our Board and named in this proxy statement;
	●	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
	●	FOR approval of the Amended and Restated 2012 Stock Incentive Plan; and
	●	FOR ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.

How do I attend the Annual Meeting?
All shareholders are invited to attend the Annual Meeting.
If your Raymond James shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting.

How do I vote and what are the voting deadlines?	You may vote your shares in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:
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By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in an account with a bank or broker (i.e., in ‘‘street name’’), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on February 17, 2016.

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Via the Internet: You can submit a proxy via the Internet until 1:00 a.m. Central Time on February 18, 2016, by accessing the web site at http://www.investorvote.com/RJF and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.

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By Telephone: You can submit a proxy by telephone until 1:00 a.m. Central Time on February 18, 2016, by calling toll-free 1-800-652-VOTE (8683) (from the U.S. and Canada) and following the instructions.

Even if you plan to be present at the Annual Meeting, we encourage you to vote your shares by proxy using one of the methods described above. Raymond James shareholders of record who attend the meeting may vote their shares in person, even though they have sent in proxies.

What if my shares are held in the Raymond James ESOP?
For participants in the Raymond James Employee Stock Ownership Plan (the ‘‘ESOP’’), your shares will be voted as you instruct the trustee of the ESOP. There are three ways to vote: by returning your proxy card, via the Internet or by telephone. Please follow the instructions included on your proxy card on how to vote using one of the three methods. Your vote will serve as voting instructions to the trustee of the ESOP for shares allocated to your account. If you do not vote shares allocated to your account held in the ESOP, your shares will nevertheless be voted by the trustee in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares in person at the meeting. To allow sufficient time for voting by the trustee of the ESOP, our transfer agent must receive your vote by no later than 5:00 p.m. Eastern Time on February 15, 2016.

May I change or revoke my vote?	Yes. You may change your vote in one of several ways at any time before it is exercised:
	●	Grant a subsequent proxy via the Internet or telephone;
	●	Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy;
	●	Notify our Secretary in writing before the Annual Meeting that you are revoking your proxy or, if you hold your shares in ‘‘street name,’’ follow the instructions on the voting instruction card; or
	●	If you are a shareholder of record, or a beneficial owner with a proxy from the shareholder of record, vote in person at the Annual Meeting.

What will happen if I do not vote my shares?	●
Shareholders of Record. If you are the shareholder of record of your shares and you do not vote in person at the Annual Meeting, or by proxy by mail, via the Internet or by telephone, your shares will not be voted at the Annual Meeting.

●
Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange (‘‘NYSE’’), your broker or nominee has discretion to vote your shares on routine matters, such as Proposal 4, but does not have discretion to vote your shares on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not instruct your broker as to how to vote your shares on Proposals 1, 2 or 3, this would be a ‘‘broker non-vote,’’ and your shares would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

What is the effect of a broker non-vote or abstention?
Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of "routine" proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A ‘‘broker non-vote’’ occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. Pursuant to our By-laws, broker non-votes and abstentions are not counted as ‘‘votes cast’’ on such matter, but are counted for quorum purposes. With respect to Proposal 3 only (the approval of our Amended and Restated 2012 Stock Incentive Plan), however, NYSE rules require that we treat abstentions as "votes cast" on such matter. This means that, for the proposal to be approved, the number of votes "for" the proposal must exceed the sum of the votes "against" and "abstain."

What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?	●	Shareholders of Record. If you are a shareholder of record and you submit a signed proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals 1, 2, 3 and 4.
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Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters, such as Proposal 4, but do not have discretion to vote on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the Annual Meeting.

What does it mean if I receive more than one set of Proxy Materials?
It means you own Raymond James shares in more than one account, such as individually and jointly with your spouse. Please vote all of your shares. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials may contact their broker, bank or other nominee to request that only a single copy of such document(s) be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, your broker, bank or other nominee may deliver only one copy of the proxy materials to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the beneficial owners. Raymond James will deliver promptly, upon request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of such document(s) was delivered. Shareholders who wish to receive a separate written copy of such documents, now or in the future, should submit their request to our Secretary by writing Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716.

What is a quorum?
A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of shareholders representing a majority of the outstanding capital stock of the company entitled to vote at the meeting constitutes a quorum for the conduct of business.

What vote is required in order to approve each proposal?
For each proposal, the affirmative vote of a majority of the ‘‘votes cast’’ on such proposal at the Annual Meeting is required. For Proposals 1, 2 and 4, our By-laws provide that a majority of the votes cast means that the number of shares voted ‘‘for’’ a proposal must exceed the number of shares voted ‘‘against’’ such proposal. Abstentions and broker non-votes, if any, are not counted as ‘‘votes cast’’ with respect to such proposal. (In the case of any contested director election, directors are elected by a plurality of the ‘‘votes cast.’’) For Proposal 3, however, NYSE rules require that abstentions be treated as "votes cast." As a result, for the approval of Proposal 3, the number of shares voted "for" the proposal must exceed the sum of the number of shares votes "against" and the number of shares voted "abstain" on such proposal.

How will voting on any other business be conducted?
Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the persons named as proxies will vote on the matter in their discretion.

What happens if the Annual Meeting is adjourned or postponed?	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who will count the votes?	Our General Counsel and Secretary will act as the inspector of election and will tabulate the votes.

How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Annual Meeting.

Who is paying for the costs of this proxy solicitation?
We will bear the expense of soliciting proxies. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $15,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Raymond James personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
GENERAL
Our Board of Directors currently has twelve (12) directors. A director holds office for a term of one (1) year, and until such director’s successor has been duly elected and qualified or until such director is removed from office under our By-laws or such director’s office is otherwise earlier vacated.
The Board has nominated Charles G. von Arentschildt, Shelley G. Broader, Jeffrey N. Edwards, Benjamin C. Esty, Francis S. Godbold, Thomas A. James, Gordon L. Johnson, Roderick C. McGeary, Paul C. Reilly, Robert P. Saltzman and Susan N. Story for election as directors of the company for a term of one (1) year. All such nominees are current directors of the company. Mr. Simmons, who has served our company since 2003 as a director, is not standing for re-election at the Annual Meeting due to his having reached the normal 12-year Board tenure described in our Corporate Governance Principles. Each nominee has indicated to the company that he or she would serve if elected. We do not anticipate that any nominee would be unable to stand for election, but if that were to happen, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.
Under our By-laws, at any meeting of shareholders for the election of directors at which a quorum is present (other than a contested election), each director nominee receiving a majority vote shall be elected. A ‘‘majority vote’’ means that the number of votes cast in favor of a nominee exceeds the number of votes cast against the nominee. (Abstentions and broker non-votes, if any, are not counted as ‘‘votes cast’’ with respect to that nominee.) In a ‘‘contested election,’’ where the number of nominees exceeds the number of positions available for the election of directors, our By-laws provide that the directors elected shall be those nominees who have received the greatest number of votes (‘‘plurality’’).
Under our Corporate Governance Principles, each nominee for membership on the Board must tender an irrevocable conditional resignation to the company, such resignation to be effective only upon (i) the director’s failure to receive the required vote in an uncontested election, and (ii) Board acceptance of such resignation. If any nominee for re-election fails to receive the required vote, the Corporate Governance, Nominating and Compensation Committee will recommend that the Board accept the resignation unless it determines that the best interests of the company and its shareholders would not be served by doing so. Absent such determination, the Board will accept the resignation no later than 120 days from the certification of the shareholder vote, subject to maintaining compliance with NYSE or SEC rules or regulations. The Board will promptly disclose publicly its decision to accept or reject such resignation and the reasons therefor.
As explained in our Corporate Governance Principles, the Board recognizes the value of continuity of non-executive directors who have experience with the company and who have gained over a period of time a level of understanding about the company and its operations that enables them to make a significant contribution to the deliberations of the Board without any ongoing impairment to their independence. Nevertheless, the Corporate Governance Principles contemplate that directors are normally expected to serve no more than 12 years on the Board. The Board reserves the right, in extraordinary circumstances, to waive the tenure limitation to allow a director to serve up to three additional terms.
For a director to be considered independent, the Board must affirmatively determine that the director does not have any material relationship with the company either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. Such determinations are made and disclosed pursuant to applicable NYSE or other rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. In accordance with the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following directors are independent and do not have a material relationship with the company: Charles G. von Arentschildt, Shelley G. Broader, Jeffrey N. Edwards, Benjamin C. Esty, Gordon L. Johnson, Roderick C. McGeary, Robert P. Saltzman and Susan N. Story.

Director and Nominee Qualifications to Serve on our Board
As described in greater detail below, the Board believes that there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position as a director. (See below under the caption ‘‘THE CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE.’’) The Board believes that, consistent with these requirements, each member of our Board is expected to demonstrate high standards of integrity and character and to offer important perspectives on some aspect of our business based on his or her own business experience. The Board does not consider individual directors to be responsible for particular areas of the Board’s focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider.
RECOMMENDATION OF THE BOARD
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION TO THE BOARD OF EACH OF THE DIRECTOR NOMINEES. The voting requirements for this proposal are described above and in the ‘‘Questions and Answers About Voting Your Shares’’ section.

INFORMATION ABOUT DIRECTOR NOMINEES
Listed below are the names, ages as of January 14, 2016, and principal occupations for the past five years of the director nominees (all of whom are currently directors of the company), together with a brief description of the particular experience or skills of each director that led the Board to conclude that such person should serve as a director in light of our business and structure.
Charles G. von Arentschildt (55) Non-Executive Director — Member of the Audit and Risk Committee
Charles von Arentschildt has served as a non-executive director of our company since August 2015. Since 2005, Mr. von Arentschildt has been an independent private investor managing his personal investments across a variety of asset classes.  Mr. von Arentschildt served as Chairman of Global Markets, North America, at Deutsche Bank Securities Inc. from 2004 through 2005.  Previously, he had been Chief Executive Officer and Head of Global Markets North America since 2002. Prior positions held at Deutsche Bank include Global Head of Finance, Global Head of Securitization and Global Head of Commodities. Mr. von Arentschildt served on Deutsche Bank’s Regional Executive Committee from 1998 to 2005 and its Global Markets Management Committee from 1997 to 2005.  From December 1992 to March 1997, he served as Managing Director and Global Head of Metals, Commodities at Morgan Stanley, Inc.  Mr. von Arentschildt was a member of the board of directors of the Carlyle Blue Wave Fund from 2007 to 2009.  He has also been a director of the Gold and Silver Institute and a member of the New York Mercantile Exchange. Mr. von Arentschildt served as Treasurer and Board Member of Boys and Girls Club of Greenwich, Connecticut from 2003 to 2008.
Mr. von Arentschildt brings to our board many years of broad financial services management experience as well as a wealth of specific knowledge in the derivatives and trading segments of our industry.
Shelley G. Broader (51) Non-Executive Director — Member of the Audit and Risk Committee
Shelley Broader has served as a non-executive director of our company since 2008. She is director, President and Chief Executive Officer of Chico's FAS, Inc. From June 2014 to November 2015, she was President and Chief Executive Officer of Walmart EMEA Region (Europe, Middle East, Sub-Saharan Africa and Canada). From July 2014 to October 2015, she was a non-executive Director, member of the Nomination Committee, the Remuneration Committee, and the Risk and Audit Committee of Massmart Holdings Limited, Sandton, South Africa. She previously served as President and Chief Executive Officer of Walmart Canada from September 2011 to May 2014. From March 2011 to March 2013, she was a Director of Wal-Mart de México, which is publicly traded on the Mexican stock exchange. She was Chief Merchandising Officer of Walmart Canada Corp., from December 2010 to September 2011, and Senior Vice President, Sam’s Club, a division of Wal-Mart Stores, Inc. from 2009 to 2010. She served as President and Chief Operating Officer of Michaels Stores, Inc. from 2008 to 2009, President and Chief Executive Officer, Sweetbay Supermarket, a division of Kash n’ Karry Food Stores, Inc., from 2006 to 2008, and President and Chief Executive Officer, Kash n’ Karry Food Stores, Inc. from 2003 to 2006. From 1991 to 2003, Ms. Broader held positions of increasing management responsibility at Hannaford Bros. Co., culminating in Senior Vice President, Business Strategy, Marketing and Communications. Her prior financial service industry experience includes Massachusetts Financial Services Company and Assistant Vice President at First Albany Corporation. Ms. Broader is a member of The Retail Council of Canada and Catalyst Canada.
Ms. Broader brings to our Board a current retail consumer marketing perspective from outside the financial services industry coupled with a degree of financial services experience early in her career. That perspective provides us with current insights into marketing to the younger segment of the population, which we expect to become more useful to us as those individuals’ need for financial services increases with their wealth and age. In addition, she has had full profit and loss responsibility for significant operations of both public and private companies over the last several years, including her current position as Chief Executive Officer of Chico's FAS.
Jeffrey N. Edwards (54) Non-Executive Director — Member of the Audit and Risk Committee
Jeffrey Edwards has served as a non-executive director of our company since 2014. Mr. Edwards has been the Chief Operating Officer of New Vernon Advisers, LP (‘‘NVA’’), a registered investment advisor, since 2009. At NVA, he is responsible for legal, finance, administration, risk management, technology and investor relations. He also serves on that firm’s investment committee. Mr. Edwards has served as a director of New Vernon Mauritius since 2014. Prior to joining NVA, Mr. Edwards spent 22 years at Merrill Lynch & Co., Inc., most recently as Vice Chairman. His previous positions at Merrill Lynch & Co. included Chief Financial Officer, Head of Investment Banking for the Americas, Head of Global Capital Markets and Financing, and Co-head of Global Equities. He was a director of The NASDAQ Stock Market from 2004 − 2006, and has served as a director of Medusind, Inc., a privately held company, since 2012.
Mr. Edwards brings to the board more than two decades of capital markets and corporate finance experience at a large, global financial services firm.
Benjamin C. Esty (53) Non-Executive Director — Chairman of the Audit and Risk Committee
Professor Benjamin C. Esty has served as a non-executive director of our company since 2014. Professor Esty has been the Roy and Elizabeth Simmons Professor of Business Administration at the Harvard Graduate School of Business Administration since 2005 and was Head of the Finance Unit (i.e., department) from 2009 to 2014. Professor Esty has taught at Harvard about finance, financial strategy, and financial institutions for more than 20 years. He was the founding faculty chairman of Harvard’s General Management Program, a comprehensive leadership program for senior executives, and has participated in leadership development programs for companies and organizations outside academia. He was an independent trustee for the Eaton Vance family of mutual funds from 2005 to December 2013 and served as the Chairman of the Portfolio Management Committee from June 2008 to December 31, 2013. He also served on the Governance and Contract Review Committees. Professor Esty was a member of the board of the Harvard University Employees Credit Union from 1995 to 2001, where he served on the finance committee that dealt with asset and liability management, setting loan and deposit rates, and doing financial forecasting/planning.
Professor Esty provides the board with an independent director with extensive knowledge of finance and in-depth experience in the mutual fund/investment management business, including evaluation of fund performance, investment strategies, valuation analysis, and trading and risk management. That knowledge and experience is valuable to the board with respect to the Company’s investment banking, commercial banking, and asset management businesses as well as its own financing activities. In addition, Professor Esty’s experience in leadership development assists the board in its oversight of the management succession process.
Francis S. Godbold (72) Director
Francis Godbold has served as a director of our company since 1977. He has been Vice Chairman of our company since 2002 and is a director and officer of various affiliated entities, including serving as a director of Raymond James Bank, N.A. (‘‘RJ Bank’’) and as a member of its Executive Loan Committee. Mr. Godbold was a Trustee of Georgia Tech Foundation, Inc. from June 2003 to June 2011 and Trustee Emeritus since June 2011.
Mr. Godbold brings to the Board 45 years of management experience at our company, including 15 years of service as President of the company, capital market transaction experience in both favorable and diffıcult markets, significant stock ownership and an enduring commitment to our company.
Thomas A. James (73) Executive Chairman
Tom James has served as Chairman of the Board of the company since 1983, having also served as Chief Executive Officer from 1970 to April 30, 2010. As Chief Executive Officer, Mr. James chaired the Company’s Operating Committee (now known as the Executive Committee), the monthly financial review and the budget process. As Executive Chairman, Mr. James still contributes to those functions. He continues to chair our Compliance and Standards Committee. Mr. James has been active in the Financial Services Roundtable since 2000, and served as its Chairman in 2007. He is a former Chairman of The Florida Council of 100 and a former Chairman of the Securities Industry Association (now, the Securities Industry and Financial Markets Association). He has been a certified financial planner since 1978. Mr. James serves on the board of Cora Health Services, Inc. and was a director of OSI Restaurant Partners, Inc. from 2002 to 2008. He is the current president of the board of trustees of The Salvador Dalí Museum, is on the board of the International Tennis Hall of Fame, and is the chairman of the Chi Chi Rodriguez Youth Foundation. During his career, he served on the boards of numerous public companies.

As our former Chief Executive Offıcer and current Executive Chairman, Mr. James’ more than 40 years of service to the company as CEO brings to the board a unique understanding of our businesses and the financial services industry, as well as the perspective of an entrepreneur who led the building of our company, which his father founded. His paternal commitment to the company, including his large stock ownership position, means he is strongly aligned with the interests of shareholders.
Gordon L. Johnson (58) Non-Executive Director — Member of the CGN&C Committee
Gordon Johnson has served as a non-executive director of our company since 2010. He has been the President of Highway Safety Devices, Inc., a 150-employee company that installs and repairs signalization, guardrails, signage and street lighting related to municipal roadway projects, since 2005. Mr. Johnson has served as a Director of RJ Bank since May 1, 2007, as a Director of Santa Fe Healthcare since January 2014, and as a Director of Florida Transportation Builders Association since June 2007. Mr. Johnson was a banking manager and executive for 23 years, including 20 years with Bank of America and its predecessors. He also served as CEO of Stonegate Partners, LLC, a financial buyout firm, from 2002 to 2004.
Mr. Johnson brings 23 years of experience with unaffıliated banks and seven years as a director of RJ Bank to our Board at a time when RJ Bank has become a significant segment of the overall company. He also brings the perspective of an entrepreneur and consumer of business related financial services.
Roderick C. McGeary (65) Non-Executive Director — Member of the Audit and Risk Committee
Rod McGeary has served as a non-executive director of our company since November 2015.Mr. McGeary served as Chairman of Tegile Systems, Inc. from June 2010 to June 2012. From November 2004 to December 2009, he served as Chairman of the Board of BearingPoint, Inc. and also was interim Chief Executive Officer of BearingPoint from November 2004 to March 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the board of directors of Cisco Systems, Inc. and PACCAR Inc. He previously served as a director of Dionex Corporation and National Semiconductor Corporation, each ending in 2011.
Mr. McGeary brings to our board, in addition to deep accounting and auditing knowledge, decades of board and leadership experience involving multiple industries, including with leading technology companies.
Paul C. Reilly (61) Executive Director — Chief Executive Officer
Paul Reilly has served as a director of our company since 2006, and as Chief Executive Officer since May 1, 2010. He previously served as President of our company from May 1, 2009 to April 30, 2010. Mr. Reilly was a non-employee, independent director of the company from January 2006 until May 1, 2009 and chaired the Audit Committee from May 21, 2008 until May 1, 2009. Previously, he had served as Executive Chairman of Korn Ferry International from July 1, 2007 to April 30, 2009, and Chairman and Chief Executive Officer from 2001 to 2007. Mr. Reilly was Chief Executive Officer of KPMG International from 1998 to 2001. Prior to being named to that position, he was Vice Chairman, Financial Services, of KPMG LLP, the United States member firm of KPMG International. Mr. Reilly is a member of The Florida Council of 100 and of the Financial Services Roundtable. He is also a Director of United Way Suncoast, Chairman of the Tampa Heart Walk for the American Heart Association, and a member of The University of Notre Dame Business Advisory Council.
Mr. Reilly’s prior experience as chief executive offıcer of two complex and global organizations, one of which was a public company, combined with his background as a CPA and financial services consultant, brings a perspective to the board beyond the financial services industry, while his previous service on our board provides continuity with prior senior management.
Robert P. Saltzman (73) Non-Executive Director — Chairman of the CGN&C Committee
Bob Saltzman has served as a non-executive director of our company since 2007. Since retiring as President and Chief Executive Officer of Jackson National Life Insurance Company in 2001, Mr. Saltzman has managed his personal investments, occasionally consulted with parties unaffiliated with the company on life insurance matters and assisted a family member in connection with the purchase and financing of a private company in which he now is an investor. Mr. Saltzman was a director of WNC First Corporation, a privately held property and casualty insurance underwriter, from November 2004 to June 2011. He also served as a Director and Audit Committee Chairman of Enhance Financial Services, a New York Stock Exchange listed company, from 1998 until its acquisition in March, 2001. Mr. Saltzman serves as a Life Trustee of Northwestern University.
Mr. Saltzman’s 37 year career in the financial services industry included chief executive offıcer positions at major life insurers. In that role he also oversaw bank and broker-dealer affıliates as well as full service asset management companies and thus he has experience in the management of large, complex organizations that are also subject to extensive regulation. Thus, Mr. Saltzman’s experience correlates very well with the role of a company director.
Susan N. Story (55) Non-Executive Director — Member of the CGN&C Committee
Susan Story has served as non-executive director of our company since 2008. Ms. Story is President and Chief Executive Officer of American Water Works, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility, serving over 15 million people in 47 states and Ontario, Canada. Prior to her CEO role, which she assumed in May 2014, she served as Chief Financial Officer for the corporation. Prior to her move to AWK, she spent 31 years at Southern Company (NYSE: SO), serving as Chief Executive Officer, Southern Company Services, Inc. and Executive Vice President of Southern from January 2011-March 2013; President and Chief Executive Officer, Gulf Power Company, Inc. from April 2003-December 2010; Executive Vice President, Engineering and Construction, Southern Company 2001-2003, while concurrently serving as Senior Vice President of Southern Power Company 2002-2003. Ms. Story currently serves on the board of the Bipartisan Policy Institute in Washington, D.C. and co-chairs the organization's effort to address the nation's transportation and water infrastructure replacement challenges. She is also on the board of the Alliance to Save Energy and the H. Lee Moffitt Cancer Center, as well as the Research Institute Board of Advisors. She is past chair of both the Florida Chamber of Commerce and the Florida Council of 100. She is past vice-chair of Enterprise Florida (the state's economic development organization) and was a member of the Florida Board of Education. She previously served on the board of the National Renewable Energy Laboratory. She also was appointed to the statutorily-required Tax and Budget Reform Commission of Florida, serving as chair of the Finance Committee of that Commission, tasked with evaluating the revenue and spending structure for Florida.
Ms. Story's leadership as CEO of a $10+ billion publicly traded company, her eight-year tenure as CEO of an electric utility, her experience as Chief Financial Officer of a publicly traded company, and her exposure to national economic challenges and state regulatory and legislative issues given the footprint of her company provide her with in-depth experience with the following challenges that our Company also faces: dealing with regulators; managing complex organizations; addressing the impact of technological advances on daily operations; overseeing cyber security protocols; dealing with a changing workforce population and mitigating rising employee healthcare costs. With an engineering undergraduate degree, an advanced degree in business administration and coursework in finance, she brings a diversified educational background to the issues our Board faces.

CORPORATE GOVERNANCE
Corporate Governance Principles. The Board has adopted Corporate Governance Principles (‘‘Principles’’), which are available in the corporate governance section of the company’s Web site at www.raymondjames.com (the ‘‘company’s Web site’’). This document describes the principles the Board follows with respect to, among other matters, the role and duties of the Board, size and composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.
Board Leadership Structure. As described in the Principles, the role of the Board is to oversee management of the company in its efforts to enhance shareholder value and conduct the company’s business in accordance with its mission statement. In that connection, the Board helps management assess long-range strategies for the company, and evaluates management performance. Effective on the date of the Annual Meeting, the Board has appointed Ms. Susan N. Story, one of its independent directors, to succeed Mr. Hardwick Simmons as lead director (‘‘Lead Director’’), whose role is to solicit agenda items and issues from non-executive directors for inclusion in the Board agenda and to organize and chair periodic meetings of the non-executive directors.
The company has also chosen to separate the chief executive officer and Board chairman positions. The company believes that the current separation of these roles gives us the opportunity to take advantage of the unique experience that our executive chairman, Mr. Thomas A. James, brings to the Board. Mr. James served as our chief executive officer from 1970 to 2010, and is the company’s largest shareholder. In light of his significant experience with, and detailed knowledge of, the company’s business operations, his desire to remain involved with the Company and his ongoing financial interest, the Board believes it to be appropriate that he retain the office of executive chairman of the Board. This leadership structure permits Mr. Reilly to pursue strategic and operational objectives, including a focus on core business segments, while the company continues to benefit from the extensive experience and knowledge of Mr. James. As a result, the company is afforded an effective combination of internal and external experience and continuity. For these reasons, the company believes that this board leadership structure is currently the most appropriate structure for the company. Nevertheless, the Board may reassess the appropriateness of the existing structure at any time, including following changes in Board composition, in management, or in the character of the company’s business and operations.
Code of Ethics and Directors’ Code. As part of our ethics and compliance program, our Board has approved a Code of Ethics for Senior Financial Officers (the ‘‘Code of Ethics’’) that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. In addition, we have adopted a separate Code of Business Conduct and Ethics for Members of the Board of Directors (‘‘Directors’ Code’’) that applies to all members of the Board. Both the Code of Ethics and the Directors’ Code are posted on our company’s Web site. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics or the Directors’ Code by posting such information on our Web site. The company maintains a compliance reporting line, where employees and individuals outside the company can anonymously submit a complaint or concern regarding compliance with applicable laws, rules or regulations, the Code of Ethics, as well as accounting, auditing, ethical or other concerns.
Board’s Role in Risk Oversight. We have an Enterprise Risk Management program under the direction of our Chief Risk Officer (‘‘CRO’’). The CRO and other members of the company’s management have prepared a series of qualitative ‘‘risk appetite’’ statements that articulate our conservative risk culture. Tolerance statements and measures have also been developed which attempt to quantitatively define appropriate adherence to our risk appetite. These statements are internally reviewed and approved by a risk committee structure established by management to address specific aspects of risk (i.e., market, liquidity, credit, operational, etc.), and are organized under the direction of our Enterprise Risk Management Committee (‘‘ERMC’’), which is chaired by the CRO. The Audit and Risk Committee subsequently reviews and approves our risk appetite and tolerance statements on at least an annual basis, and receives periodic reports from the ERMC and the CRO in order to monitor our adherence to them. In addition, the Audit and Risk Committee receives quarterly risk assessments from the ERMC and the CRO that identify new and emerging risks, changes to internal controls, and results of assurance activities, which include internal audits, regulatory examinations, and other self-assessment activities. The chair of the Audit and Risk Committee discusses the significant aspects of the Enterprise Risk Management program with the full Board at its regular meetings.
Compensation and Risk. The Board, with the assistance of the CGN&C Committee, has evaluated our compensation policies and practices for all employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we undertook the following process:

•
We conducted an analysis of our incentive compensation programs by an interdisciplinary team led by our CRO, consisting of employees in risk management, accounting/payroll, legal, internal audit and human resources, with special focus on the businesses of our fixed income and public finance units, RJ Bank, and the business of Morgan Keegan which we acquired in 2012.

•
This team conducted an initial evaluation of our compensation programs and policies across six elements: (i) performance measures, (ii) funding, (iii) performance period and pay mix, (iv) goal setting, (v) leverage, and (vi) controls and processes, focusing on significant risk areas.

•
The team found that formula-based funding of bonus pools is utilized consistently across the firm. Those formulas varied, with some being based on gross revenue, while the majority are based on pre-tax profit, and the allocations of the pools were aligned with the employee’s span of control and level of potential contribution. The team also determined that most bonus pools are not distributed on a purely formula basis, but rather that distribution was instead based on subjective factors, including longer term performance and ongoing consideration by the employee of the risks involved in the business.

•
The team also noted the risk mitigation effect of our stock bonus plan allocation formula, which imposes the requirement that a portion of bonus amounts exceeding $275,000 be delivered — not in cash — but in the form of equity awards that vest over time, and that the equity proportion increases as the size of the overall bonus rises.

•
Additionally, the team took into account the risk mitigation effect of our 2010 Compensation Recoupment Policy, which added formal ‘‘claw-back’’ provisions to our bonus arrangements, as well as our 2014 revisions to such policy to add additional triggers based on serious misconduct or materially imprudent judgment that caused the company material financial or reputational harm.

In light of the above, our Board continues to conclude that our compensation policies in general, and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse impact on the Company.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
BOARD MEETINGS AND ANNUAL MEETING OF SHAREHOLDERS
During the fiscal year ended September 30, 2015, the Board held four meetings (not including committee meetings). Each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served during fiscal 2015. It is the policy of the Board that all directors attend the annual shareholder meeting. All of our directors attended the 2015 annual meeting. The non-executive directors (those directors who are not officers or employees of the company) meet in executive session at least once per year during a regularly scheduled Board meeting without management. Mr. Hardwick Simmons, a non-executive and independent director and our Lead Director during fiscal 2015, presided at the regular executive sessions of the non-executive directors.
COMMITTEE MEMBERSHIP AND MEETINGS
The current committees of the Board are the Audit and Risk Committee, the Corporate Governance, Nominating and Compensation Committee, the Securities Repurchase Committee and the Securities Offerings Committee. The table below provides current membership information. (As Mr. Simmons is not standing for re-election due to his having reached the normal 12-year Board tenure described in our Corporate Governance Principles, the Board intends to appoint a further director to the Securities Repurchase Committee and the Securities Offerings Committee following the Annual Meeting.)

	Audit and Risk (4)	Corporate Governance, Nominating and Compensation	Securities Repurchase Committee	Securities Offerings Committee
Charles G. von Arentschildt (1)	M	—	—	—
Shelley G. Broader	M	—	—	—
Jeffrey N. Edwards (2)	M	—	—	—
Benjamin C. Esty	C	—	—	—
Gordon L. Johnson	—	M	—	—
Roderick C. McGeary (3)	M	—	—	—
Robert P. Saltzman	—	C	M	AM
Hardwick Simmons	M	—	M	M
Susan N. Story	—	M	—	—
Thomas A. James	—	—	M	M
Paul C. Reilly	—	—	—	M
Francis S. Godbold	—	—	—	AM
_________________
M — Member, C — Chairman, AM — Alternate Member
(1) Mr. von Arentschildt was appointed to the Board and the Audit and Risk Committee in August 2015.
(2) Mr. Edwards was re-assigned from the CGN&C Committee to the Audit and Risk Committee in August 2015.
(3) Mr. McGeary was appointed to the Board and the Audit and Risk Committee in November 2015.
(4) Prior to his retirement from the Board in February 2015, Mr. Habermayer was a member of the Audit and Risk Committee.

Below is a description of each committee of the Board. The Board has affirmatively determined that each of the Audit and Risk Committee and the Corporate Governance, Nominating and Compensation Committee consists entirely of independent directors pursuant to rules established by the NYSE and rules promulgated under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’).

THE AUDIT AND RISK COMMITTEE
The Audit and Risk Committee was chaired during fiscal 2015 by Mr. Esty and - for the period prior to November 20, 2014 - by Mr. Simmons. The committee currently consists additionally of Ms. Broader and Messrs. von Arentschildt, Edwards and McGeary. The committee met nine times during 2015. Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is ‘‘independent’’ of the company under the NYSE and SEC rules and is also ‘‘financially literate,’’ as defined under NYSE rules,

•	includes at least one member who has accounting or financial management expertise, and at least one member who qualifies as an ‘‘audit committee financial expert’’ under applicable rules,

•	members are appointed and removed by the Board,

•	is required to meet prior to each quarterly meeting of the Board and prior to the release of quarterly financial results,

•	periodically meets with the director of Internal Audit and the independent auditor in separate executive sessions without members of senior management present,

•	has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, and

•	reports to the Board regularly.
The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities, which include:

•	the appointment, retention, compensation and oversight of the work of the independent auditor,

•	annually reviewing the independent auditor’s report and evaluating its qualifications, performance and independence,

•	exercising oversight with respect to the company’s internal audit function,

•	pre-approval of the independent auditor’s engagement to provide any audit or permitted non-audit services,

•
reviewing and discussing with management and the independent auditor (i) the company’s audited financial statements and related disclosures, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations (ii) its earnings press releases and periodic filings, (iii) its critical accounting policies, (iv) the quality and adequacy of its internal controls over financial reporting, disclosure controls and procedures, and accounting procedures, and (v) any audit problems or difficulties,

•	approving in advance any proposed hiring of current or former employees of the company’s independent auditor,

•	exercising oversight with respect to the company’s internal audit function,

•
exercising oversight with respect to management’s responsibilities to assess and manage key risks, including the performance of the chief risk officer, and review of reports regarding major risk exposures,

•	reviewing reports from the chief compliance officer regarding compliance activities, and from the general counsel regarding material legal and regulatory matters, and

•	preparing the annual report of the Audit and Risk Committee presented in the company’s proxy statement.
The committee has adopted a policy for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy provides that, before the company engages the independent auditor to render any service, the engagement must be specifically approved by the Audit and Risk Committee.

The Board has determined that each member of the committee is ‘‘financially literate’’ under the NYSE listing standards. The Board has further determined that each member of the committee qualifies as an ‘‘audit committee financial expert’’ (as defined under the SEC’s rules and regulations), that each member of the committee is also ‘‘independent’’ of the company under SEC rules and the NYSE listing rules, and that each member also has ‘‘accounting or related financial management expertise.’’
THE CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE
The Corporate Governance, Nominating and Compensation Committee is chaired by Mr. Saltzman and currently consists additionally of Ms. Story and Mr. Johnson. The committee met five times during 2015. Under its charter, the committee:

•	is comprised solely of members of the Board who are ‘‘independent’’ of the company under the NYSE and SEC rules,

•	members are appointed and removed by the Board,

•	is generally required to meet prior to each quarterly meeting of the Board and to hold an additional meeting to approve incentive compensation awards for senior management,

•
has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, including any compensation consulting firm or other adviser, and has direct responsibility for determining the compensation of, and exercising oversight of the work of, any such adviser, and

•	reports to the Board regularly.
The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities in relation to compensation matters, which include:

•	annually approving the compensation structure for senior management,

•	annually establishing criteria for the compensation of the chief executive officer, evaluating his or her performance and determining the amount of his or her compensation,

•	reviewing executive succession planning for senior management, including the chief executive officer,

•	reviewing and approving the company’s equity-based and other incentive compensation plans, and overseeing the administration thereof,

•	annually reviewing and recommending to the Board the amounts for the company’s contributions to employee benefit plans,

•	overseeing the administration of the company’s other employee benefit plans, and

•	preparing the annual report on executive officer compensation for the company’s proxy statement.
The committee meets at least every three years to review and determine the compensation of the company’s non-executive directors. In reviewing and determining non-executive director compensation, the committee considers, among other things, the following principles:

•
that the compensation should fairly pay the non-executive directors for the work, time commitment and efforts required by directors of an organization of the company’s size and scope of business activities, including service on Board committees,

•	that a component of the compensation should be designed to align the non-executive directors’ interests with the long-term interests of the company’s shareholders, and

•	that non-executive directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

As a part of its review, the committee has engaged Pay Governance LLC as a third-party consultant to report on comparable non-executive director compensation practices and levels. No executive officer of the company is involved in determining or recommending non-executive director compensation levels. See the section of this Proxy Statement entitled ‘‘DIRECTOR COMPENSATION’’ below, for a more detailed discussion of compensation paid to the company’s directors during 2015.
The charter also sets forth the committee’s responsibilities in relation to nominations and corporate governance, which include:

•
identifying potential nominees for director, including candidates recommended by management, reviewing their qualifications and experience, and recommending to the Board a slate of nominees for consideration by shareholders,

•	developing and monitoring compliance with corporate governance policies,

•	leading the Board in an annual review of its performance, and of the performance of each Board committee,

•	periodically reviewing and assessing the company’s codes of ethics to determine whether any changes are appropriate and recommending any such changes to the Board for its approval,

•	making recommendations to the Board with respect to reasonable director compensation, after considering the impact of compensation levels on director independence, and

•	exercising sole authority to retain any search firm to identify director candidates, including sole authority for determining the compensation of, and other terms for the engagement of, any such firm.
The candidates proposed for election in Proposal No. 1 of this Proxy Statement were unanimously recommended by the committee to the Board.
The committee will consider candidates recommended for nomination to the Board by shareholders of the company. Shareholders may nominate candidates for election to the Board under Florida law and our By-laws. Under our By-laws, notice of such a proposal must generally be provided to the Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In addition, our By-laws contain additional requirements applicable to any shareholder nomination, including a description of the information that must be included with any such proposal. For further information regarding deadlines for shareholder proposals, please see the section of this proxy statement below entitled ‘‘ADDITIONAL INFORMATION — Shareholder Proposals for the 2017 Annual Meeting.’’
The committee reviews the experience and qualifications of all potential nominees to the Board. The manner in which the committee evaluates candidates recommended by shareholders would be generally the same as any other candidate. However, the committee would also seek and consider information concerning any relationship between a shareholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the shareholders. The committee would not evaluate a candidate recommended by a shareholder unless the shareholder’s proposal provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the company and to provide all of the information required under our By-laws and necessary to conduct an evaluation.
The committee believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including that such nominee:

•	be an individual demonstrating high standards of integrity and character;

•	offer important perspectives on some aspect of the company’s business based on his or her business experience;

•	may not be on the boards of more than three other public companies; and

•	may not be subject to certain convictions, sanctions, judgments, orders or suspensions imposed by courts or regulatory authorities.

In considering candidates for director nominee, the committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution that the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the Board balance of diversity of perspectives, backgrounds and experiences. While the committee routinely considers diversity as a part of its deliberations, it has no formal policy regarding diversity. With respect to current directors, the committee considers past participation in and contributions to the activities of the Board. The committee recommends director nominees to the Board based on its assessment of overall suitability to serve in accordance with the company’s policy regarding nominations and qualifications of directors.
THE SECURITIES REPURCHASE COMMITTEE
The Securities Repurchase Committee consists of Thomas A. James, Hardwick Simmons and Robert P. Saltzman. This committee, which met one time during fiscal 2015, has authority to approve certain purchases of our stock or notes from time to time. It does not have a separate charter.
THE SECURITIES OFFERINGS COMMITTEE
The Securities Offerings Committee consists of Thomas A. James, Paul C. Reilly and Hardwick Simmons, with Robert P. Saltzman and Francis S. Godbold as alternate members. This committee, which did not meet in fiscal 2015, has authority to approve the terms of securities offered under our shelf registration statement filed with the SEC. It does not have a separate charter.

DIRECTOR COMPENSATION
Directors who are Raymond James employees do not receive compensation for their services as directors. The CGN&C Committee reviews and determines the compensation paid to non-executive directors at least every three years.We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board of Directors and committee meetings.
In November 2014, the CGN&C Committee determined that, effective immediately, fees for non-executive directors should be as described below. (All annual cash fees are paid in quarterly installments in arrears for the period of service between regularly scheduled Board meetings.)

•	Annual Retainer — Annual cash retainer of $90,000

•	Meeting Attendance Fees — No meeting attendance fees

•	Shares Fee — Annual award of restricted stock units with a value of $125,000, which units will vest in full on the first anniversary of the grant

•	Lead Director Fee — An additional annual cash fee of $25,000

•	Audit and Risk Committee Chair — An additional annual cash fee of $20,000

•	Corporate Governance, Nominating and Compensation Committee Chair — An additional annual cash fee of $15,000
We have also entered into indemnification agreements with each of our non-executive directors, which provide for indemnification, to the fullest extent permitted by applicable law, with respect to all expenses and claims that a director incurs in connection with any event or occurrence related to the fact that the director was serving as a director, officer, fiduciary, employee, agent or advisor of Raymond James or any of our affiliates. Pursuant to the agreements, directors may also obtain advancement of certain expenses in connection with indemnified claims. (A copy of the form of indemnification agreement is an exhibit to our Annual Report on Form 10-K, as filed with the SEC.)
Stock Ownership Policy for Non-Executive Directors
In February 2015, we adopted a revised Board and Executive Officer Stock Ownership Policy that requires our directors to attain certain levels of ownership by the fifth annual directors meeting after their joining our Board. The policy requires directors to own shares of at least five times the value of their annual cash retainer. For this purpose, shares held are valued at the weighted average of the closing prices on the NYSE on the date of each separate acquisition, and compliance with the policy is tested annually. Shares that count toward satisfaction of the requirement consist of shares directly or indirectly owned, shares jointly owned with immediate family members, shares owned indirectly through a retirement plan, and restricted stock and time-vesting RSUs during the vesting period. Until the required ownership level is achieved, each director must retain 100% of the net shares (after any deductions from the vesting award for exercise price or taxes) obtained through the company’s share incentive plans.

The following table shows, as of September 30, 2015, the status of our non-executive directors meeting the requirements of the policy.

Name	Year Service Commenced	Shares of Stock Held (#)	Restricted Stock Units Held (#)	Total Shares Held (#)	Share Ownership Goal Met(1)
Charles G. von Arentschildt	2015	0	1,806	1,806	—
Shelley G. Broader	2008	8,800	7,408	16,208	✓
Jeffrey N. Edwards	2014	2000	4,208	6,208	—
Benjamin C. Esty	2014	300	4,208	4,508	—
Gordon L. Johnson	2010	3,850	8,008	11,858	✓
Robert P. Saltzman	2007	11,300	7,408	18,708	✓
Hardwick Simmons	2003	50,706	7,408	58,114	✓
Susan N. Story	2008	11,300	7,408	18,708	✓
________________

(1)	Based on our current compensation practices, it is anticipated that Messrs. von Arentschildt, Edwards and Esty will attain their share ownership goal within the time period prescribed by the policy.
Director Compensation Table for 2015
The following table sets forth the compensation paid to our non-executive directors for services during fiscal year 2015.

Name	Fees Paid in Cash ($)(1)		Stock Awards ($)(2)		All Other Compensation ($)	Total ($)
Charles G. von Arentschildt (3)	$—		$62,467	(4)	$—	$62,467
Shelley G. Broader	$89,000		$124,973		$—	$213,973
Jeffrey N. Edwards	$88,500		$124,973		$—	$213,473
Benjamin C. Esty	$104,000		$124,973		$—	$228,973
Francis S. Godbold(5)	$—		$—		$125,782	$125,782
H. William Habermeyer, Jr.(6)	$44,000		$—		$—	$44,000
Gordon L. Johnson	$120,500	(7)	$141,953	(8)	$—	$262,453
Robert P. Saltzman	$102,500		$124,973		$—	$227,473
Hardwick Simmons	$114,125		$124,973		$—	$239,098
Susan N. Story	$88,500		$124,973		$—	$213,473
________________

(1)	Includes the annual retainer, and, as applicable, Lead Director and committee chair fees.

(2)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock units (‘‘RSUs’’) granted to our directors who are not Named Executive Officers in fiscal year 2015. Except for the RSUs granted to Mr. von Arentschildt (please see footnote (4) below) the grant date fair value per share of the RSUs granted to each of the directors in fiscal year 2015 under Accounting Standards Codification (ASC) Topic 718 (‘‘ASC Topic 718’’) was $56.60. Awards vest on the first anniversary of the grant.

(3)	Mr. von Arentschildt was elected to the Board on August 19, 2015.

(4)	The grant date fair value per share under ASC Topic 718 of the RSUs granted to Mr. von Arentschildt was $57.52.

(5)
Mr. Godbold is an executive officer, other than a Named Executive Officer, who does not receive any additional compensation for services provided as a director. The amounts shown in this table reflect his compensation as an employee.

(6)	Mr. Habermeyer's term ended on February 19, 2015.

(7)	The fees paid in cash to Mr. Johnson include $32,000 fees paid to him by RJ Bank as a director of RJ Bank.

(8)	Includes 300 RSUs awarded to Mr. Johnson for services provided as a director of RJ Bank.

The aggregate number of share awards outstanding, as of September 30, 2015, for each of our non-executive directors was as follows:

Name	Restricted Stock Units Outstanding (#)
Charles G. von Arentschildt	1,086
Shelley G. Broader	7,408
Jeffrey N. Edwards	4,208
Benjamin C. Esty	4,208
Francis S. Godbold	—
H. William Habermeyer, Jr.	5,600
Gordon L. Johnson	8,008
Robert P. Saltzman	7,408
Hardwick Simmons	7,408
Susan N. Story	7,408

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
The following table sets forth the shares beneficially owned as of December 15, 2015 by each shareholder known to us to beneficially own more than five percent (5%) of the company’s outstanding shares. The percentage of ownership indicated in the following table is based on 143,936,698 shares outstanding as of December 15, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Thomas A. James, Executive Chairman, Director,
880 Carillon Parkway, St. Petersburg, FL 33716	14,717,358		10.22%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10022	8,396,176	(2)	5.83%
The Vanguard Group, Inc., 100 Vanguard Boulevard,
Malvern, PA 19355	7,736,041	(3)	5.38%
________________

(1)	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

(2)
On January 30, 2015, BlackRock, Inc., on behalf of itself and certain of its affiliates (collectively, ‘‘BlackRock’’) filed a Schedule 13G/A with the SEC indicating that BlackRock had sole voting power with respect to 7,795,241 shares, and sole dispositive power with respect to 8,396,176 shares, of our common stock.

(3)
On February 10, 2015, The Vanguard Group, Inc., on behalf of itself and certain of its affiliates (collectively, "Vanguard") filed a Schedule 13G with the SEC indicating that Vanguard had sole voting power with respect to 120,168 shares, sole dispositive power with respect to 7,629,359 shares, and shared dispositive power with respect to 106,682 shares, of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT
The following table lists the shares of common stock beneficially owned as of December 15, 2015 by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table below, and (3) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 143,936,698 of the company’s shares outstanding on December 15, 2015.
Beneficial ownership reported in the below table has been determined according to SEC regulations and includes shares that may be acquired within 60 days after December 15, 2015, upon the exercise of outstanding stock options and the vesting of restricted stock units. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown. Except as indicated, no shares are pledged as security. As of December 15, 2015, no individual director, director nominee or named executive officer other than Thomas A. James, our Executive Chairman, owned beneficially 1% or more of our shares, and our directors, director nominees and executive officers as a group owned approximately 11.21% of our outstanding shares.

Name	Common Stock Beneficially Owned
	Owned Shares		Number of Shares Subject to Exercisable Stock Options	Number of Shares Subject to Vesting of Restricted Stock Units	Total Number of Beneficially Owned Shares	Percent of Class
Thomas A. James	14,717,358	(1)(2)	—	—	14,717,358	10.22%
Charles G. von Arentschildt	—		—	—	—	*
Shelley G. Broader	8,800		—	—	8,800	*
John C. Carson, Jr.	65,226	(2)	—	—	65,226	*
Jeffrey N. Edwards	2,000		—	—	2,000	*
Benjamin C. Esty	300		—	—	300	*
Francis S. Godbold	181,484	(2)	—	—	181,484	*
Gordon L. Johnson	3,850		—	—	3,850	*
Jeffrey P. Julien	73,930	(2)(3)	54,000	—	127,930	*
Roderick C. McGeary	—		—	—	—	*
Paul C. Reilly	193,643	(2)	—	—	193,643	*
Robert P. Saltzman	11,300		—	—	11,300	*
Hardwick Simmons	50,706		—	—	50,706	*
Susan N. Story	11,300		—	—	11,300	*
Jeffrey E. Trocin	155,641	(2)(4)	24,910	—	180,551	*
Dennis W. Zank	211,728	(2)	12,500	—	224,228	*
All Directors and Executive Officers as a Group (25 persons)	15,941,676	(2)	215,224	—	16,156,900	11.21%
__________________

*	Less than 1%.

(1)
Includes 1,325,508 shares held by the Robert A. James Irrevocable Trust, for which Thomas A. James serves as trustee, and which has as beneficiaries other James family members. Thomas A. James disclaims any beneficial ownership interest in this trust. Includes 48,087 shares held by Thomas A. James’ spouse.

(2)	Includes shares credited to Employee Stock Ownership Plan accounts.

(3)	Includes 2,740 shares held by Mr. Julien’s spouse.

(4)	Includes 1,115 shares held for Mr. Trocin’s daughters.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This section of our Proxy Statement presents a discussion and analysis of the philosophy and objectives of our Board’s Corporate Governance, Nominating and Compensation Committee (referred to in this section as the “Committee”) in designing and implementing compensation programs for our executive officers. This section describes the 2015 compensation determinations relating to our chief executive officer, chief financial officer, and our next three most highly compensated executive officers (referred to as our “named executive officers” or “NEOs”). Our named executive officers for 2015 were:

•	Paul C. Reilly, Chief Executive Officer

•	Jeffrey P. Julien, Executive Vice President — Finance, Chief Financial Officer and Treasurer

•	John C. Carson, Jr., President

•	Jeffrey E. Trocin, President — Global Equities and Investment Banking — Raymond James & Associates

•	Dennis W. Zank, Chief Operating Officer
We seek to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executive officers and ensure that their individual interests are aligned with those of our shareholders. Our goal is to utilize our compensation programs to reward executive officers for the achievement of short-term and long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our executive officers’ total compensation is comprised of a mix of base salary, annual incentive bonus (which includes both cash and time- and performance-based vesting restricted stock unit awards), grants of retention restricted stock units, and retirement plan contributions. The Committee does not utilize formulaic financial performance goals or targets in awarding compensation. Rather, the Committee reviews company and individual performance each year, and then applies its broad discretion in determining the appropriate amounts of compensation for the fiscal year, based on a variety of factors, both objective and subjective.
Fiscal 2015 Company Performance Highlights
Financial Performance. Our company performed very well during fiscal 2015. We achieved record annual net revenues of $5.20 billion and record annual net income of $502.1 million. Our other financial accomplishments during the year included:

•	Both net revenues and pre-tax income increased 7% compared to fiscal 2014,

•	Our pre-tax margin on net revenues for fiscal 2015 was 15.35%, above our 15% target,

•	Our return on equity for the fiscal year was 11.5%, slightly below our 12% target in this market environment, but solid particularly given our prudent capital position during fiscal 2015, and

•	The ratio of the firm’s total capital to risk-weighted assets remained above 20% throughout the year.

The firm’s strong performance in fiscal 2015 was driven by record annual net revenues in all of our core segments and record annual pre-tax income in all of our core segments except the Capital Markets segment, which had its second best year.

•
Private Client Group - Record results were driven by strong growth in assets in fee-based accounts and a significant net increase in the number of financial advisors to a record 6,596, which was driven by the second best year for financial advisor recruiting coupled with superb retention results.

•
Capital Markets - Record annual net revenues were driven by a record year for M&A revenues and tax credit funds syndication fees, which was partially offset by a very difficult year for equity underwriting attributable to market-driven weakness in both the energy and real estate sectors. Despite a very difficult market environment for Fixed Income, institutional fixed income commissions increased 15% in fiscal 2015, helped by a strong year in the public finance business.

•
Asset Management - Record results were driven by growth in financial assets under management, which were at record levels for a large portion of the fiscal year prior to the equity market downturn in late August. Despite the equity market decline during the fiscal year, an increase in financial assets under management was enabled by growth in the Private Client Group as well as increased penetration of assets in fee-based accounts.

•
RJ Bank - Record results were driven by prudent and opportunistic loan growth as well as an improvement in the net interest margin for the year of 9 basis points to 3.07%. Net loans at Raymond James Bank reached a record $13.0 billion, an 18.5% increase for the fiscal year. Moreover, the credit quality of the loan portfolio continued to improve in fiscal 2015, as nonperforming assets declined by 33% to $57 million, or 0.39% of total assets compared to 0.69% in the prior fiscal year.

Strategic Execution. In addition to good absolute and relative financial results, the firm successfully executed several strategic initiatives during fiscal 2015. For example, the Private Client Group segment continued to significantly expand its footprint in selected U.S. geographies such as the West and Northeast. The Capital Markets segment broadened and strengthened its expertise with key additions to our Equity Investment Banking platform. In the Asset Management segment, we continued to expand our product offering, including with the acquisition of Cougar Global Investments. Raymond James Bank continued to utilize its lending solutions to better serve clients in the Private Client Group and Capital Markets segments. Finally, we continued investments in technology, products and services to help our advisors expand their businesses. Most importantly, we successfully implemented these strategic initiatives while maintaining our unique, client-focused culture.

Summary of Compensation Decisions for 2015
After assessing the company’s financial and strategic performance for fiscal 2015, and after further evaluating the individual performance of our named executive officers, the Committee exercised its discretion to award total annual direct compensation for 2015 to our NEOs as set forth in the following table. For purposes of this table, ‘‘total annual direct compensation’’ means the sum of (i) salary for the fiscal year indicated, (ii) the annual bonus (both cash and equity components) and (iii) retention RSUs earned during such fiscal year but awarded in the subsequent fiscal year.

Total Annual Direct Compensation
Named Executive Officer	Fiscal 2015	Fiscal 2014	Percentage Increase/(Decrease)
Paul C. Reilly	$7,768,000	$5,640,192	37.73%
Jeffrey P. Julien	$2,415,250	$2,215,192	9.03%
John C. Carson, Jr.	$3,186,500	$2,945,192	8.19%
Jeffrey E. Trocin	$3,441,500	$3,798,942	(9.41)%
Dennis W. Zank	$3,416,500	$3,172,692	7.68%
This table depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation herein differs substantially from the Summary Compensation Table (‘‘SCT’’) on page 38 that is required by SEC rules. This table is not a substitute for the information presented in the SCT. Among other differences, the table above includes equity awards in the column for the year they were earned, rather than the year in which the grant date occurred. Please see the note on page 32 for further important information on the differences between this presentation and the SCT.
While it considers numerous factors with respect to company and individual performance during the year, as well as certain market data regarding compensation levels for particular comparable industry positions, the Committee does not attempt to rank or assign relative weight to any particular factor. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but rather applies its independent discretion in considering them in their entirety. Although the Committee did not ‘‘benchmark’’ compensation against the compensation practices of a peer group, it did engage an outside compensation consultant, Pay Governance LLC, to provide certain market data in connection with its 2015 compensation determinations for our executive officers, including our chief executive officer. The Committee uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay.
For 2015, the Committee approved the use of three peer groups:

•
A “corporate” peer group that was considered in reference to compensation decisions for Messrs. Reilly, Julien and Zank (our chief executive officer, chief financial officer and chief operations officer, respectively), which included compensation information for similar positions in companies of comparable size to Raymond James (“Corporate Peers”),

•
A separate peer group that was considered in reference to compensation decisions for Mr. Carson (our President, Fixed Income and Public Markets), which included compensation information for similar positions in companies of size and complexity comparable to this business unit within Raymond James (“Fixed Income Peers”), and

•
A third peer group that was considered in reference to compensation decisions for Mr. Trocin (our President, Global Equities and Investment Banking), which included compensation information for similar positions in companies of size and complexity comparable to this business unit (“Equity Capital Markets Peers”).

The following table lists the companies that make up each of these peer groups:

Corporate Peers	Fixed Income Peers	Equity Capital Markets Peers
Ameriprise Financial Inc.	Fifth Third Bank	Canaccord Genuity Group Inc.
Charles Schwab Corp.	First Tennessee/First Horizon	Cowen & Company
Comerica	Stifel	D.A. Davidson & Co
E Trade Financial Corp.	Piper Jaffray	Evercore Partners Inc.
Edward Jones	Robert W Baird	FBR & Co.
Franklin Resources Inc.	Vining Sparks	Guggenheim Partners
Invesco Ltd.	PNC	Janney Montgomery Scott
Lazard Ltd.	SunTrust	Jeffries
Legg Mason, Inc.	Wells Fargo	JMP Group LLC
Leucadia National Corp (Jeffries)		KeyCorp.
LPL Financial Holdings Inc.		Leerink Partners
Northern Trust Corp.		Macquarie Group Limited
Robert W. Baird		Moelis & Company
State Street Corp.		Nomura Securities
Stifel Financial Corp.		Keycorp/Pacific Crest Securities
T. Rowe Price Group Inc.		Piper Jaffray
TD Ameritrade Holding Corp.		Robert W. Baird & Co.
SunTrust/Robertson Humphrey
Tudor, Pickering, Holt & Co.
William Blair & Co.

Elements of Compensation
The Committee seeks to utilize a balanced mix of compensation elements to achieve its goals, with total compensation for our executive officers heavily weighted towards variable elements that reward performance. The following table describes each component of our executive compensation program, how it is determined, and the purpose or purposes we believe it accomplishes.

Compensation Type	Pay Element		How It Is Determined		What It Does
Fixed		Base Salary	➢	Varies with experience, duties and scope of responsibility	➢	Provides a base level of fixed pay
			➢	Internal and external market factors
			➢	Reviewed annually and adjusted effective at the beginning of each calendar year
Variable		Annual Bonus — Cash	➢	Based upon company’s annual financial results and progress against strategic objectives	➢	Provides a competitive annual incentive opportunity
			➢	Funded from a pool not to exceed 6% of consolidated pre-tax income, with no individual bonus to exceed 3%
			➢	If annual bonus exceeds $275,000, a portion is delivered in the form of equity awards − see below
Variable		Annual Bonus — Equity	➢	If annual bonus exceeds $275,000, a variable portion of the amount above $250,000 is delivered in the form of restricted stock units (‘‘RSUs’’)	➢	Aligns executive with shareholder interests
			➢	Equity proportion increases with size of bonus	➢	Encourages retention by vesting at end of 3-year period
			➢	One-half of RSUs vest on 3rd anniversary of grant	➢	Performance vesting awards depend on company’s achievement of ROE thresholds, thus further aligning executive with shareholder interests
			➢	One-half of RSUs vest on 3rd anniversary of grant conditional on company performance - applies to grants since fiscal 2012
			➢	Performance vesting requires company to attain defined average after-tax return on equity (‘‘ROE’’) levels over the vesting period
			➢	Vesting formula ranges between 0% of award for ROE <5% to 150% of award for ROE ≥ 17% (ROE of 6% and 18%, respectively, for awards prior to fiscal 2015)
Variable		Retention Awards - RSUs	➢	Annual RSU grants to executives are based on retention needs	➢	Aligns executive with shareholder interests
			➢	Grant amounts tend to be based on executive level	➢	Encourages retention by vesting 60% on 3rd anniversary, and 20% on each of 4th and 5th anniversaries of grant date
			➢	Retention RSU awards have replaced stock options effective for fiscal 2015 compensation
Variable		Retirement Plan Contributions —
	●	Profit Sharing Plan	➢	Contributions to Profit Sharing, ESOP and LTIP determined annually based on company performance	➢	Profit Sharing, ESOP and LTIP align executive with shareholder interests since they are funded based on company financial results
	●	Employee Stock Ownership Plan (‘‘ESOP’’)	➢	Profit Sharing and ESOP are company-funded qualified retirement plans covering all associates
	●	Long Term Incentive Plan (‘‘LTIP’’)	➢	LTIP is a non-qualified, company-funded retention plan for highly compensated employees which relates to earnings in excess of qualified plan compensation limits	➢	LTIP encourages retention by vesting at end of five-year period
	●	401(k) Plan	➢	Modest matching of employee contributions into 401(k) Plan	➢	401(k) facilitates tax-advantaged retirement savings

Changes to our Compensation Practices for 2015
We made three recent changes to our compensation practices:

•
Adopted New Stock Ownership Policy - We adopted a revised stock ownership policy for our directors and executive officers that requires them to attain certain levels of ownership within five years. The policy requires directors to own shares of at least five times the value of their annual retainer, and requires our chief executive officer and other executive officers to own shares in the value of at least six- and three- times, respectively, their annual salary. (For more information, see the section below entitled “Stock Ownership Policy.”)

•
Adopted RSUs in Lieu of Stock Options for Retention - We have altered our grant practices with respect to non-bonus equity awards made annually for purposes of executive officer and employee retention. Instead of granting employee stock options for this purpose, as previously, we are granting these awards in the form of time-vesting restricted stock units (RSUs), commencing with annual awards made with respect to fiscal 2015 performance. The Committee believes that this change will enhance recruitment and retention, since it accommodates the perception of most employees concerning the relatively greater value of RSUs as compared to employee stock options, and that it will be less dilutive than an equivalent number of option grants.

•
Adjusted Return on Equity (ROE) Vesting Thresholds for Performance RSUs - We defer a portion of annual bonus amounts for our executive officers in the form of equity awards. Such equity awards take the form of RSUs, 50% of which vest only if the company achieves certain average after-tax ROE levels over a three-year measurement period. With respect to grants for fiscal 2015, we changed the RSU vesting formula by reducing the required ROE levels for attaining the vesting percentages, which range from 0% to 150% of the target RSU grant. (For example, the ROE that the company must achieve in order for 100% of such RSUs to vest was reduced from 12% to 11%. Similarly, the ROE required for threshold and maximum vesting levels was reduced from 6% to 5%, and from 18% to 17%, respectively.) We made this change in order to ensure that full vesting of these awards to our executive officers remains a challenge but is reasonably attainable considering our Board’s commitment to maintaining conservative capital levels. We believe it is prudent to maintain a conservative capital position to support our ongoing operations, withstand unexpected fluctuations in asset values and/or earnings and to take advantage of growth opportunities in all market environments. The Committee also believes that the reduced ROE thresholds will incentivize management to deploy capital, but to do so prudently and in a manner that will generate good long-term returns for shareholders. We also believe the reduced ROE levels, if achieved by the company, would still result in attractive and competitive returns to our shareholders, especially considering our strong capital position.

Our Compensation Practices
We describe below certain of our executive compensation practices that we believe serve to align our executives’ pay with company performance and their individual performance, promote good corporate governance, and serve our shareholders’ long-term interests. Following this information is a list of certain disfavored compensation practices that we avoid.
What We Do
☑ Pay for performance. We award annual variable compensation based on the performance of the company and the individual. The great majority of our executive officers’ compensation is variable and not guaranteed. Base salaries for our named executive officers constitute — on average — approximately 10% of their total annual compensation.
☑ Use deferred compensation. Variable compensation for our executive officers also includes a deferred component, in that a portion of annual bonuses (‘‘stock bonus awards’’) is delivered in the form of restricted stock units (‘‘RSUs’’).

☑ Performance-based equity awards. The vesting of fifty percent (50%) of the RSUs awarded to our executive officers as stock bonus awards is tied to the achievement of defined average after-tax return on equity levels over a three-year measurement period. For more information regarding equity awards, see the section below entitled ‘‘Compensation Framework — Policies and Process.’’
☑ Long vesting periods. Both the time-vesting and performance-vesting portions of our stock bonus awards generally vest on a cliff basis three years after the grant date. Both our outstanding legacy stock options and the retention RSUs with which we have replaced them generally vest 60% on the 3rd anniversary, and 20% on each of the 4th and 5th anniversaries, of their grant dates. In addition, each award under our LTIP, a non-qualified, company-funded retention plan for highly compensated employees, vests only at the end of a five-year period.
☑ ‘‘Clawback’’ policy. We maintain a robust compensation recoupment (or ‘‘clawback’’) policy, which permits the company to recover compensation in the event of financial restatement, inaccurate performance measures and serious misconduct that results in material harm to the company.
☑ Stock ownership guidelines. We maintain stock ownership requirements for our executive officers, creating a further link between management interests, company performance and shareholder value. All of our named executive officers have exceeded the ownership requirements.
☑ ‘‘Double triggers.’’ Our award agreements for RSUs issued since 2010 generally maintain the requirement of ‘‘double triggers’’ on the accelerated vesting of awards in the event of a change in control, meaning that an executive must actually be terminated following the change in control before vesting will be accelerated.
☑ Modest perquisites. We provide very modest perquisites that provide a sound benefit to the company’s business.
What We Don’t Do
☒ No employment agreements. Our executive officers, including our named executive officers, are employed by us on an ‘‘at will’’ basis, and none of them is party to a separate employment agreement.
☒ No dividends on unearned performance-based awards. We do not pay dividends or dividend equivalents on performance-based awards during the vesting period. Rather, dividends are deferred and will be paid based on performance achieved, with no premiums.
☒ No ‘‘gross ups.’’ We do not generally provide excise tax ‘‘gross ups,’’ other than in the case of certain relocation expenses, consistent with our relocation policy.
☒ No short selling or use of derivatives. Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock.
☒ No pledging by insiders. Our directors and executive officers have no shares held in margin accounts or pledged to third parties. The company maintains a policy under which such individuals are prohibited from pledging our common stock, subject to any exception granted for a non-margin pledge upon special application.
☒ No option re-pricing. Our equity incentive plans contain certain provisions prohibiting option re-pricing absent approval of our shareholders.
☒ No option backdating or ‘‘spring-loading.’’ We do not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Options for our stock are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date.

2015 Compensation Decisions
In November 2015, our chief executive officer, Mr. Reilly, evaluated the individual performance of each executive officer, including the named executive officers, against previously-determined individual goals. After consultation with Mr. James, Mr. Reilly made recommendations to the Committee as to the amounts of annual bonus and retention restricted stock units to be awarded each named executive officer (other than himself). The Committee reviewed and discussed such recommendations, as well as certain market data provided by its compensation consultant, Pay Governance LLC, with respect to the compensation of the named executive officers. Similarly, Mr. James reviewed with the Committee the performance of Mr. Reilly and discussed his recommendations for Mr. Reilly’s compensation. The Committee evaluated the performance of Mr. Reilly and each of our other named executive officers in light of all the above information and approved the compensation of each, as further described below.
Target Compensation for 2015
The Committee sets annual compensation targets for our executive officers. The 2015 compensation targets were based upon historical compensation, financial industry surveys and fiscal 2015 budget projections. The fiscal year 2015 targets were as follows:

Named Executive Officer	2015 Bonus Target
Paul C. Reilly	$6,500,000
Jeffrey P. Julien	$1,650,000
John C. Carson, Jr.	$2,500,000
Jeffrey E. Trocin	$2,800,000
Dennis W. Zank	$2,500,000
Upon setting the targets, the Committee also stipulated that annual bonuses would be funded from a pool equal to 6% of consolidated pre-tax income, with no individual bonus to exceed 3% of such measure.
Individual Performance for 2015
Set forth below is a summary of the material goals and accomplishments for 2015 of each named executive officer, grouped by the areas of focus determined by the Committee at the beginning of the fiscal year, and which the Committee considered in exercising its discretion to award compensation for 2015. The Committee awarded each named executive officer an annual bonus in the amount indicated.

Paul C. Reilly, Chief Executive Officer —	2015 Annual Bonus: $6,750,000
The Committee reviewed Mr. Reilly’s achievements during the course of fiscal 2015, including the facts that, with respect to financial performance: the company achieved record net revenues of $5.2 billion and record net income of $502 million; the company achieved a 15.35% pre-tax margin, exceeding the 15% target; all four of the company’s core segments achieved record revenues and record pre-tax income, except the Capital Markets segment, which had its second most profitable year; the company generated an 11.5% return on equity while maintaining over $1 billion of free cash and a Total Capital Ratio above 20% throughout the fiscal year. In addition, the Committee reviewed Mr. Reilly’s leadership and oversight relating to strategic and operational matters, including but not limited to the Company having its second-best recruiting year in the Private Client Group segment while keeping regrettable attrition to less than 1%, resulting in a net addition of 331 advisors during the fiscal year to reach a record 6,596 advisors; Raymond James Bank growing net loans 18.5% to a record $13.0 billion while improving the net interest margin to 3.07% and reducing nonperforming assets by 33% during the year; the Company improving its liquidity flexibility by entering a five-year $300 million committed line of credit; and the Executive Committee continuing the succession planning process by identifying successors for the top 75 leaders of the Company. Further, the Committee considered the comparative survey data provided by Pay Governance LLC with respect to compensation of chief executive officers of the Corporate Peers and concluded that, in light of the company's record performance over recent years, an upward adjustment was appropriate in order to better align Mr. Reilly's compensation with the companies constituting the Corporate Peers group.

Jeffrey P. Julien, Chief Financial Officer —	2015 Annual Bonus: $1,850,000
The Committee reviewed Mr. Julien’s achievements during the course of fiscal 2015, and noted that, with respect to financial performance: the Company achieved record net revenues of $5.2 billion and record net income of $502 million; the Company generated an 11.5% return on equity while maintaining over $1 billion of free cash and a Total Capital Ratio above 20% throughout the fiscal year; and Raymond James Bank, where Mr. Julien serves as Chairman, generated a return on equity exceeding that of the overall firm. The Committee also noted Mr. Julien’s accomplishments of strategic and operational goals, including that he: continued improving the Company’s relationships and dialogue with analysts, investors, rating agencies and regulators; led capital and liquidity planning efforts, including entering a five-year $300 million committed line of credit and purchasing $57 million of common stock in open market transactions during the fiscal year; monitored the Company’s key financial metrics to ensure compliance with Board-approved tolerances; and continued as a valued advisor to the Chief Executive Officer.

John C. Carson, Jr., President —	2015 Annual Bonus: $2,600,000
The Committee reviewed Mr. Carson’s achievements during the course of fiscal 2015, and noted that, with respect to financial performance: our Fixed Income businesses performed well under his oversight against goals for total revenues and pre-tax net income despite very challenging market conditions; fixed income commissions increased 15% in fiscal 2015, supported by strong results in public finance, which continues to gain market share; and net trading profits were relatively resilient, actually increasing slightly in the Fixed Income division during the year. The Committee also noted the following strategic/operational achievements: he assumed leadership of the Company’s Corporate Development function; he initiated the formalization of the Company’s strategic accounts function; he proactively and conservatively managed fixed income inventories within set guidelines; and he oversaw the successful execution of strategic growth initiatives in the Fixed Income businesses.

Jeffrey E. Trocin, President, Global Equities and Investment Banking, RJA —	2015 Annual Bonus: $2,850,000
The Committee reviewed Mr. Trocin’s achievements during the course of fiscal 2015, and noted that, he: oversaw an increase in merger and acquisition fees, which increased 7% for the Company during the year to reach a new record; increased over-the-desk commissions during the year despite very challenging market conditions; championed many investments to strengthen the Company’s investment banking platform, including launching the Life Sciences practice with key hires during the year; maintained high research quality, earning several industry accolades and high industry rankings; and led efforts to improve the Company’s cross-border capabilities and results.

Dennis W. Zank, Chief Operating Officer —	2015 Annual Bonus: $2,800,000
The Committee reviewed Mr. Zank’s achievements during the course of fiscal 2015, and noted that he participated in leading the firm to achieve record net revenues of $5.2 billion and record net income of $502 million; stewarded the Private Client Group segment generating record net revenues of $3.5 billion and record pre-tax income of $342 million; and led work on expense efficiencies across multiple businesses, helping the Company reduce its compensation ratio to net revenues to less than the 68% target. Further, Mr. Zank accomplished the following strategic and/or operational objectives: he continued heavy involvement in the recruiting process for the Private Client Group, which helped the Company increase its net advisor count by 331 to a record 6,596 advisors; he continued making a strong contribution to financial advisor retention; and he oversaw critical improvements in many of the Company’s administrative functions, including in Human Resources and the Legal departments.

Annual Direct Compensation for 2015
After assessing the company’s financial and strategic performance for fiscal 2015, and after further evaluating the individual performance of our named executive officers, as described above, the Committee exercised its discretion to award annual direct compensation for 2015 to our NEOs as set forth in the following table.
The table below depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation therein differs substantially from the Summary Compensation Table (‘‘SCT’’) on page 38 that is required by SEC rules. The table below is not a substitute for the information presented in the SCT.
There are two principal differences between the SCT and our Annual Direct Compensation Table:

•
The company grants both the cash and equity components of annual bonus after our earnings for a performance year have been announced. In both the Annual Direct Compensation Table and the SCT, cash incentive compensation granted in fiscal 2016 for fiscal 2015 performance is shown as 2015 compensation. Our presentation below treats equity awards similarly, so that equity awards granted in fiscal 2016 for performance in 2015 are shown as 2015 compensation. The SCT does not follow this treatment, however, and instead reports the value of equity awards in the year in which they are granted, rather than the year in which they were earned. As a result, equity awards granted in fiscal 2016 for 2015 performance are shown in our presentation below as 2015 compensation, but the SCT reports as 2015 compensation the value of equity awards granted in 2015 in respect of 2014 performance.

•	The SCT reports ‘‘All Other Compensation.’’ These amounts are not part of the Committee’s compensation determinations and are not shown in the presentation below.

Name	Year	Annual Direct Compensation
		Salary	Incentive Compensation							Total
			Cash Bonus	Time Vesting Stock Bonus Awards(1)		Performance Vesting Stock Bonus Awards(1)(2)		Time Vesting Stock Retention Awards(3)	Time Vesting Option Awards(4)
Paul C. Reilly	2015	$445,000	$4,325,030	$1,212,514	(5)	$1,212,456	(7)	$573,000	$—	$7,768,000
	2014	$445,000	$3,450,036	$774,982	(5)	$774,982	(8)	$—	$195,192	$5,640,192
	2013	$442,500	$3,200,025	$1,132,012	(6)	$649,963	(9)	$—	$206,564	$5,631,064
Jeffrey P. Julien	2015	$278,750	$1,580,056	$135,001	(5)	$134,943	(7)	$286,500	$—	$2,415,250
	2014	$270,000	$1,500,002	$124,999	(5)	$124,999	(8)	$—	$195,192	$2,215,192
	2013	$253,750	$1,380,024	$109,988	(5)	$109,988	(9)	$—	$206,564	$2,060,314
John C. Carson, Jr.	2015	$300,000	$2,150,016	$225,021	(5)	$224,963	(7)	$286,500	$—	$3,186,500
	2014	$300,000	$2,037,521	$206,267	(5)	$206,212	(8)	$—	$195,192	$2,945,192
	2013	$300,000	$2,225,031	$237,509	(5)	$237,460	(9)	$—	$—	$3,000,000
Jeffrey E. Trocin	2015	$305,000	$2,337,506	$256,247	(5)	$256,247	(7)	$286,500	$—	$3,441,500
	2014	$303,750	$2,600,039	$350,008	(5)	$349,953	(8)	$—	$195,192	$3,798,942
	2013	$298,750	$2,075,043	$212,503	(5)	$212,454	(9)	$—	$206,564	$3,005,314
Dennis W. Zank	2015	$330,000	$2,300,044	$249,978	(5)	$249,978	(7)	$286,500	$—	$3,416,500
	2014	$327,500	$2,187,543	$231,256	(5)	$231,201	(8)	$—	$195,192	$3,172,692
	2013	$315,000	$2,000,000	$200,000	(5)	$200,000	(9)	$—	$206,564	$2,921,564
__________________

(1)
Represents the applicable portion of any annual bonus that exceeds $275,000 for each NEO that is delivered in the form of restricted stock units (‘‘RSUs’’). Each RSU vests, if at all, on the third anniversary of the grant date, and represents a contingent right to receive (i) one share of common stock and (ii) non-preferential dividend equivalents equal to the sum of any dividends on the shares of common stock underlying the RSU that were actually paid during the measurement period. The proportion delivered in RSUs varies with the size of the annual bonus according to the formula presented on page 36 hereof.

(2)
Represents 50% of the aggregate number of RSUs delivered as annual bonus, computed as described in footnote (1) to this table. RSUs reported in this column vest, if at all, contingent upon the Company achieving certain defined average after-tax return on equity (‘‘ROE’’) levels over the 3-year measurement period, in accordance with the formula presented on page 36 hereof for RSUs granted in fiscal year 2016 and in footnote (13) to the Outstanding Equity Awards at Fiscal Year End for 2015 table hereof for RSUs granted in fiscal years 2015 and 2014.

(3)
Stock retention awards delivered in the form of RSUs in lieu of stock options. The RSUs vest 60% on the third, and 20% on each of the fourth and fifth anniversaries of the grant date, and represent a contingent right to receive (i) one share of common stock and (ii) non-preferential dividend equivalents equal to the sum of any dividends on the shares of common stock underlying the RSUs that were actually paid during the measurement period.

(4)	Stock options vest 60% on the third, and 20% on each of the fourth and fifth, anniversaries of the grant date.

(5)	RSUs vest in full on the third anniversary of the grant date.

(6)
Includes two RSU awards. 13,309 RSUs granted as stock bonus vest in full on the third anniversary of the grant date. 10,000 RSUs granted as a one-time retention award vest 60% on the third and 20% on each of the fourth and fifth anniversaries of the grant date.

(7)
RSUs granted in fiscal year 2016 vest contingent upon the Company achieving ROE over a vesting period consisting of fiscal years 2016 - 2018, as explained in footnote (2) above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2016 for fiscal year 2015 performance: Mr. Reilly $1,818,683, Mr. Julien $202,415, Mr. Carson $337,445 Mr. Trocin $384,370, and Mr. Zank $374,967.

(8)
RSUs granted in fiscal year 2015 vest contingent upon the Company achieving ROE over a vesting period consisting of fiscal years 2015 - 2017, as explained in footnote (2) above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2015 for fiscal year 2014 performance: Mr. Reilly $1,162,472, Mr. Julien $187,498, Mr. Carson $309,319, Mr. Trocin $524,929, and Mr. Zank $346,802.

(9)
RSUs granted in fiscal year 2014 vest contingent upon the Company achieving ROE over a vesting period consisting of fiscal years 2014 - 2016, as explained in footnote (2) above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2014 for fiscal year 2013 performance: Mr. Reilly $974,945, Mr. Julien $164,982, Mr. Carson $356,190, Mr. Trocin $318,681, and Mr. Zank $300,000.

Alignment of CEO Compensation with Total Shareholder Return
As noted above, the compensation of our chief executive officer is heavily weighted to variable incentive compensation that is linked to performance, and a significant portion of the annual bonus for our chief executive officer is delivered in the form of restricted stock units. The following graph shows the total shareholder return on $100 invested in the company’s stock on September 30, 2010, compared to total annual direct compensation of our chief executive officer for each year represented. We believe the graph demonstrates that our chief executive officer's total compensation has generally correlated well to total shareholder return over the time periods indicated. As noted hereinabove, in making its 2015 compensation decisions, the Committee determined that, in light of the company's record performance over recent years, an upward adjustment was appropriate in order to better align our chief executive officer's compensation with that of the companies constituting the Corporate Peers group.
No Employment Agreements for Executive Officers
None of our executive officers, including our chief executive officer and our chief financial officer, has a written employment agreement with the company, and each is thus employed by us on an ‘‘at will’’ basis.
Compensation Recoupment Policy
Our Board maintains a Compensation Recoupment Policy that is intended to reduce potential risks associated with our compensation plans, and thus better align the long-term interests of our named executive officers and our shareholders. The policy contains three triggers that could result in “clawback” of compensation: (i) instances of financial statement restatement, (ii) discovery of a materially inaccurate performance measure that resulted in inappropriate award or vesting of incentive compensation, and (iii) serious misconduct or materially imprudent judgment that caused the company material financial or reputational harm. (Incentive compensation is defined to include any compensation other than base salary, and it thus includes cash, shares of stock, restricted shares, restricted stock units and stock options.) The third trigger gives the Committee authority to require forfeiture of the employee’s unvested incentive compensation awards and/or reimbursement of the most recently-received annual bonus. It applies to all executive officers and to any other employee whose annual incentive compensation exceeds 50% of total annual compensation, with the exception of Private Client Group financial advisors and branch managers.
Stock Ownership Policy
In February 2015, the Committee adopted a revised Directors and Executive Officers Stock Ownership Policy that stipulates new ownership levels that our directors and executive officers are expected to attain within five years of the policy’s adoption.  Under the new policy, directors are required to own shares of our common stock with a value equal to five times their annual retainer. Our chief executive officer is required to own shares equal to six times annual salary, while other executive officers must own three times their respective annual salaries. (All calculations are based on the weighted average of the stock’s NYSE closing prices on the date of each grant or other acquisition during the accumulation period.) Shares owned directly or jointly with family members, and indirectly (including shares held in a retirement plan), as well as unvested restricted stock and RSUs, the vesting of which is solely time-based, are counted towards satisfaction of this requirement. Until the applicable ownership level is achieved, each individual is required to retain 100% of the net (after deductions for taxes or option exercise price) shares obtained through the company’s share incentive plans.
Use of Compensation Consultants
The Committee engaged a compensation consultant, Pay Governance LLC, to provide certain market data in connection with its 2015 compensation determinations for our executive officers, including our chief executive officer. The Committee uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer groups with respect to total pay packages or any individual component of pay. (For more information, please see the section above entitled "Summary of Compensation Decisions for 2015.")
Consideration of Prior ‘‘Say-on-Pay’’ Vote
We hold an advisory vote of our shareholders on executive compensation annually. At the 2015 annual shareholders meeting, 98.89% of the votes cast were in favor of the advisory proposal to approve our named executive officers’ compensation (the ‘‘Say-on-Pay’’ proposal). We believe that the 2015 vote approving the Say-on-Pay proposal conveyed our shareholders’ strong support of the Committee’s decisions and our existing executive compensation programs. Based on this feedback, the Committee determined to continue our current compensation practices as described herein.
Compensation Framework — Policies and Process
Policies and Goals. The company competes for talent with other large financial services firms throughout the country, and our ability to sustain or improve our position in this highly competitive environment depends substantially on our ability to continue to attract and retain the most qualified employees. Our overall aim is to utilize our compensation programs to reward executive officers for the achievement of short-term and long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In support of our recruitment and retention objectives, we structure our incentive awards to include vesting, deferred payment, and cancellation and clawback provisions that protect the company and ensure that the executive’s individual interests are aligned with those of our shareholders. The named executive officers participate on the same basis as other employees in health and welfare, and paid time-off benefits.
Our executive compensation program emphasizes discretionary variable annual performance compensation and long-term incentive compensation, a portion of which will be received by the executive only upon our attainment of specific financial targets. Variable annual performance compensation and long-term incentive compensation are adjusted year-over-year to appropriately reward annual achievement of the company’s financial and strategic objectives. In addition, long-term incentive compensation serves shareholders’ interests by conditioning vesting upon future performance that executes on the Company’s long-term business strategy. The structure of our compensation program balances the objectives of delivering returns for shareholders and providing appropriate rewards to motivate superior individual performance.
The company delivers a portion of incentive compensation in the form of equity awards to align employee interests with those of shareholders. The committee believes that linking compensation amounts to performance and delivering annual and long-term incentives partially in the form of deferred equity awards that are affected, up or down, by future return on equity performance, and that are subject to cancellation and clawback over a multi-year period, helps motivate executives to achieve financial and strategic goals within the bounds of the company’s risk tolerance levels. Where an executive officer’s annual bonus exceeds the amount of $275,000, a variable portion of the bonus over $250,000 is delivered in the form of restricted stock units (‘‘RSUs’’). These RSUs vest over a three-year period. The proportion of RSUs increases with the size of the bonus according to the following formula:

Annual Bonus	Portion in RSUs
$250,000 - $500,000	10%
$500,001 - $1,000,000	15%
$1,000,001 - $2,000,000	20%
$2,000,001 - $3,000,000	25%
Above $3,000,000	50%
One-half of such RSUs vest on the 3rd anniversary of grant. The other half vests on the 3rd anniversary of the grant only if the company attains certain defined average after-tax return on equity (‘‘ROE’’) levels over the 3-year measurement period. Commencing with grants made in respect of fiscal 2015 performance, the vesting formula is as follows (with results to be interpolated as necessary):

3-Year Average After-Tax ROE	RSU Vesting Percentage
≥17%	150%
14%	125%
11%	100%
8%	75%
5%	50%
<5%	0%
Annual Pay-Setting Process. Following recommendation by our chief executive officer, the Committee sets performance priorities at the beginning of each fiscal year to guide its evaluation of company and individual executive officer performance throughout the year. These performance priorities are a directional assessment made at the beginning of the year, and their attainment or non-attainment does not correspond to any specific compensation decision or amount of compensation. At such time, the Committee also stipulates that annual bonuses will be funded from a pool not to exceed 6% of consolidated pre-tax income, with no individual bonus to exceed 3% of such measure.
Following completion of a fiscal year, our chief executive officer reviews the performance of the company and evaluates the individual performance of each executive officer, including the named executive officers, against previously-determined individual goals. After consultation with our executive chairman, our CEO then makes recommendations to the Committee as to the respective amounts of annual bonus and retention RSU grants to be awarded to each named executive officer (other than himself). Similarly, our executive chairman reviews the performance of the CEO and discusses with the Committee (in the absence of the CEO) his recommendations as to the appropriate amounts of the CEO’s annual bonus and retention RSU grants.
To inform its use of discretion in determining compensation, the Committee evaluates both company and individual performance. The Committee does not utilize formulaic financial performance goals or targets, and performance metrics are not assigned any specific weighting for purposes of determining the compensation awarded to the CEO or other NEOs.

Since market conditions — and the macroeconomic environment — strongly affect the financial services industry and can change dramatically during the course of a year, the Committee assesses financial performance at the end of the year in light of the most recent facts and circumstances. No single financial or performance metric controls compensation decisions. Rather, such data are used to help the Committee better understand company and individual performance. After evaluating the performance of our CEO and each of our other named executive officers for the relevant fiscal year, the Committee applies its discretion to determine the compensation for each.
Effect of Section 162(m). In determining compensation for the named executive officers, the Committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid per fiscal year to each of the corporation’s ‘‘covered employees’’ (generally, the chief executive officer and the next three most highly compensated executive officers as of the end of any fiscal year). However, compensation which qualifies as ‘‘performance-based’’ is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the company’s shareholders.
As part of our compensation program for executive officers, the company maintains the 2012 Stock Incentive Plan (‘‘2012 Plan’’). The 2012 Plan provides for annual performance-based awards to eligible employees. For each executive officer, the Committee determines on an annual basis an award maximum under the 2012 Plan. Award maximums are expressed as a percentage of consolidated pre-tax income — an objectively determined performance criteria that is intended to qualify for the performance-based exemption to the $1 million deduction limit under Section 162(m). Award maximums pertain to the cumulative value of an executive officer’s annual variable compensation — consisting of the annual bonus (including a portion delivered in the form of RSUs) and retention RSU award. We believe that the annual bonuses and retention RSUs awarded to the NEOs constituted performance-based compensation and should therefore be deductible by the company for U.S. federal income tax purposes. While our policy, in general, is to maximize the tax deductibility of compensation paid to executive officers covered under Section 162(m), the Committee nevertheless may authorize awards or payments that might not be tax deductible if it believes they are in the best interests of the company and its shareholders. In the event the Committee determines to grant additional compensation that is not performance-based compensation to an executive subject to the provisions of Section 162(m), the additional compensation will be subject to the $1 million deduction limitation.

2015 COMPENSATION TABLES
Summary Compensation Table for Fiscal 2015
The following table sets forth information about compensation earned by our named executive officers during fiscal 2013, 2014 and 2015 in accordance with SEC rules. The information presented below may be different from compensation information presented in this Proxy Statement under the caption ‘‘Compensation Discussion and Analysis,’’ since that section describes compensation decisions made in respect of the indicated fiscal year, regardless of when the compensation was actually paid or granted. For an explanation of the principal differences between the presentation in the Compensation Discussion and Analysis and the table below, please see the note on page 32.

Name	Year	Salary	Bonus (1)	Stock Awards(2)		Option Awards(2)	All Other Compensation(3)	Total
Paul C. Reilly	2015	$445,000	$4,325,030	$1,549,964	(4)	$195,192	$107,119	$6,622,305
Chief Executive Officer - RJF	2014	$445,000	$3,450,036	$1,781,975	(5)	$206,564	$125,094	$6,008,669
	2013	$442,500	$3,200,025	$849,968	(6)	$156,750	$132,799	$4,782,042
Jeffrey P. Julien	2015	$278,750	$1,580,056	$249,998	(4)	$195,192	$57,256	$2,361,252
Executive VP, Finance Chief Financial Officer and Treasurer - RJF	2014	$270,000	$1,500,002	$219,976	(7)	$206,564	$85,979	$2,282,521
	2013	$253,750	$1,380,024	$169,994	(6)	$156,750	$89,207	$2,049,725
John C. Carson, Jr.	2015	$300,000	$2,150,016	$412,479	(4)	$195,192	$72,452	$3,130,139
President - RJF	2014	$300,000	$2,037,521	$474,969	(7)	$—	$83,857	$2,896,347
	2013	$300,000	$2,225,031	$169,994	(6)	$—	$80,620	$2,775,645
Jeffrey E. Trocin	2015	$305,000	$2,337,506	$699,961	(4)	$195,192	$45,973	$3,583,632
President, Global Equities and Investment Banking - RJA	2014	$303,750	$2,600,039	$424,957	(7)	$206,564	$115,699	$3,651,009
	2013	$298,750	$2,075,043	$159,992	(6)	$250,800	$138,881	$2,923,466
Dennis W. Zank	2015	$330,000	$2,300,044	$462,457	(4)	$195,192	$75,031	$3,362,724
Chief Operating Officer - RJF	2014	$327,500	$2,187,543	$400,000	(7)	$206,564	$93,336	$3,214,943
	2013	$315,000	$2,000,000	$374,974	(6)	$156,750	$108,684	$2,955,408
__________________

(1)	The amounts disclosed in the Bonus column represent the annual cash bonus, as described in the CD&A, awarded to the Named Executive Officers.

(2)
The amounts shown in the Stock Awards and Option Awards columns represent the grant date fair value of equity awards granted to the Named Executive Officers in the fiscal year shown. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 24 to our financial statements in our Annual Report on Form 10-K for the year ended September 30, 2015.

(3)	See the All Other Compensation table below for a breakdown of these amounts.

(4)
Half of these awards are time vesting and half are performance vesting. See footnote (13) to the Outstanding Equity Awards at Fiscal Year End for 2015 table hereof regarding the performance vesting formula. The following amounts represent the maximum value at the grant date of the performance vesting RSUs: Mr. Reilly $1,162,472, Mr. Julien $187,498, Mr. Carson $309,319, Mr. Trocin $524,929, and Mr. Zank $346,802.

(5)
Includes 23,309 RSUs that are time vesting and 13,308 RSUs that are performance vesting. See footnote (13) to the Outstanding Equity Awards at Fiscal Year End for 2015 table hereof regarding the performance vesting formula. The maximum value at the grant date of the performance vesting RSUs for Mr. Reilly is $974,944.

(6)
Half of these awards are time vesting and half are performance vesting. See footnote (13) to the Outstanding Equity Awards at Fiscal Year End for 2015 table hereof regarding the performance vesting formula. The following amounts represent the maximum value at the grant date of the performance vesting RSUs: Mr. Reilly $637,476, Mr. Julien $127,495, Mr. Carson $127,495, Mr. Trocin $119,966, and Mr. Zank $281,231.

(7)
Half of these awards are time vesting and half are performance vesting. See footnote (13) to the Outstanding Equity Awards at Fiscal Year End for 2015 table hereof regarding the performance vesting formula. The following amounts represent the maximum value at the grant date of the performance vesting RSUs: Mr. Julien $164,982, Mr. Carson Jr. $356,190, Mr. Trocin $318,681, and Mr. Zank $300,024.

All Other Compensation Table for Fiscal 2015
The following table sets forth more detailed information concerning the items included in the ‘‘All Other Compensation’’ column of the Summary Compensation Table above.

	Employee Stock Ownership Plan Contribution	Profit Sharing Contribution	401(k) Company Match	Deferred Compensation Plan Contribution(a)	Deferred Compensation Plan Loss(a)	Commissions	Perquisites		Total All Other Compensation
Paul C. Reilly	$5,720	$11,942	$1,000	$40,800	$(5,508)	$—	$53,165	(b)	$107,119
Jeffrey P. Julien	$5,720	$13,673	$1,000	$40,800	$(3,937)	$—	$—		$57,256
John C. Carson, Jr.	$5,720	$12,941	$1,000	$40,800	$(2,379)	$—	$14,370	(c)	$72,452
Jeffrey E. Trocin	$5,720	$13,474	$1,000	$40,800	$(15,255)	$234	$—		$45,973
Dennis W. Zank	$5,720	$14,006	$1,000	$40,800	$(4,339)	$17,844	$—		$75,031
___________________

(a)	See Nonqualified Deferred Compensation table for more information.

(b)
Includes company-paid travel, hotel and meal expenses for guest in conjunction with company-sponsored off-site business meetings and tickets to sporting events. Company-paid travel expenses include approximately $28,000 in airfare ticket costs.

(c)
Includes company-paid travel, hotel and meal expenses for spouse in conjunction with company-sponsored off-site business meetings, tickets to sporting events and the cost of relocation benefits. Relocation benefits include transfer and storage fees, car rental, hotel and meal expenses.

Grants of Plan Based Awards for Fiscal 2015
The following table contains information concerning plan-based awards granted to each of the named executive officers during fiscal 2015.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Units(5)	All Other Option Awards: Number of Securities Underlying Options(6)	Exercise Price of Option Awards ($/Share)(7)	Grant Date Fair Value Value of Stock and Option Awards ($)(8)
		Threshold(2)	Target(3)	Maximum(4)
Paul C. Reilly	12/15/2014	7,071	14,142	21,213				$774,982
	12/15/2014				14,142			$774,982
	11/20/2014					12,500	$55.49	$195,192
Jeffrey P. Julien	12/15/2014	1,141	2,281	3,422				$124,999
	12/15/2014				2,281			$124,999
	11/20/2014					12,500	$55.49	$195,192
John C. Carson, Jr.	12/15/2014	1,882	3,763	5,645				$206,212
	12/15/2014				3,764			$206,267
	11/20/2014					12,500	$55.49	$195,192
Jeffrey E. Trocin	12/15/2014	3,193	6,386	9,579				$349,953
	12/15/2014				6,387			$350,008
	11/20/2014					12,500	$55.49	$195,192
Dennis W. Zank	12/15/2014	2,110	4,219	6,329				$231,201
	12/15/2014				4,220			$231,256
	11/20/2014					12,500	$55.49	$195,192
___________________

(1)
The ‘‘Estimated Future Payouts Under Equity Incentive Plan Awards’’ columns represent the minimum, target and maximum number of shares that could be received by each listed officer upon the vesting of RSUs, excluding dividend equivalents. RSUs vest based on the Company’s three-year average after-tax return on equity for fiscal years 2015, 2016 and 2017 (see footnote (13) to the Outstanding Equity Awards at Fiscal Year End for 2015 table hereof for more information).

(2)	Threshold is 50 percent of awarded RSUs if the three-year average after-tax return on equity is at least equal to 6 percent.

(3)	Target is 100 percent of awarded RSUs if the three-year average after-tax return on equity is equal to 12 percent.

(4)	Maximum is 150 percent of awarded RSUs if the three-year average after-tax return on equity is 18 percent or more.

(5)	We grant RSUs in lieu of a portion of the annual bonus awarded to highly compensated employees (see the CD&A for more information). The RSUs vest approximately three years from the date of grant.

(6)	The stock options vest 60% on the third anniversary, and 20% on each of the fourth and fifth anniversaries of the grant date.

(7)	Stock options exercise price was based upon the closing price of our stock on November 20, 2014.

(8)
Reflects the grant date fair value of each equity award computed in accordance with ASC Topic 718. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 24 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

Outstanding Equity Awards at Fiscal Year End for 2015
The following table contains information as of September 30, 2015 about the outstanding equity awards held by our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date		Number of Units of Stock That Have Not Vested		Market Value of Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(2)		Equity Incentive Plan Awards: Market Value Of Unearned Units That Have Not Vested(1)
Paul C. Reilly	25,000		$25.28	1/24/2016	(3)	11,345	(6)	$563,052	11,345	(7)	$563,052
	15,000	10,000	$27.10	1/22/2017	(4)	10,000	(8)	$496,300
		12,500	$37.87	11/29/2019	(5)	13,309	(9)	$660,526	13,308	(10)	$660,476
		12,500	$48.20	11/21/2020	(5)	14,142	(11)	$701,867	14,142	(12)	$701,867
		12,500	$55.49	11/20/2021	(5)
Jeffrey P. Julien	25,000		$25.28	1/24/2016	(3)	2,269	(6)	$112,610	2,269	(7)	$112,610
	15,000	10,000	$27.10	1/22/2017	(4)	2,252	(9)	$111,767	2,252	(10)	$111,767
		12,500	$37.87	11/29/2019	(5)	2,281	(11)	$113,206	2,281	(12)	$113,206
		12,500	$48.20	11/21/2020	(5)
		12,500	$55.49	11/20/2021	(5)
John C. Carson, Jr.		12,500	$55.49	11/20/2021	(5)	2,269	(6)	$112,610	2,269	(7)	$112,610
						4,863	(9)	$241,351	4,862	(10)	$241,301
						3,764	(11)	$186,807	3,763	(12)	$186,757
Jeffrey E. Trocin	7,910		$25.28	1/24/2016	(3)	2,136	(6)	$106,010	2,135	(7)	$105,960
		10,000	$27.10	1/22/2017	(4)	4,351	(9)	$215,940	4,350	(10)	$215,891
		20,000	$37.87	11/29/2019	(5)	6,387	(11)	$316,987	6,386	(12)	$316,937
		12,500	$48.20	11/21/2020	(5)
		12,500	$55.49	11/20/2021	(5)
Dennis W. Zank		10,000	$27.10	1/22/2017	(4)	5,005	(6)	$248,398	5,005	(7)	$248,398
		12,500	$37.87	11/29/2019	(5)	4,095	(9)	$203,235	4,095	(10)	$203,235
		12,500	$48.20	11/21/2020	(5)	4,220	(11)	$209,439	4,219	(12)	$209,389
		12,500	$55.49	11/20/2021	(5)
___________________

(1)	The market value of stock awards is based on the closing market price of our common stock on the New York Stock Exchange on September 30, 2015, which was $49.63.

(2)
The number of units reported assumes that the award received by each named executive officer upon vesting is 100 percent of awarded RSUs based upon achieving an after-tax return on equity of 12 percent.

(3)	The 25,000 option award was granted six years and two months prior to the option expiration date.

(4)
The 25,000 option award was granted four years and eleven months prior to the option expiration date. The unexercisable options vest 50% in three years and nine months and 50% in four years and nine months from date of grant.

(5)	The option was granted seven years prior to the option expiration date. The unexercisable options vest 60% in three years, 20% in four years and 20% in five years from date of grant.

(6)	The RSU award was granted on December 14, 2012 and cliff vests in three years from that date.

(7)
The RSU award was granted on December 14, 2012 and vests based on the Company’s three-year average after-tax return on equity for fiscal years 2013, 2014 and 2015 (see footnote (13) to this table for more information) in three years from that date. For purposes of calculating the average after-tax return on equity for this performance cycle, our fiscal year 2013 reported results on a GAAP basis were adjusted to exclude the effect of the following extraordinary and non-recurring items: (1) the Morgan Keegan acquisition-related expenses; (2) RJF’s share of the goodwill impairment expense of Raymond James European Securities, Inc. (‘‘RJES’’); (3) the RJES restructuring expense; and (4) the impact of the foregoing adjustments on reported GAAP equity for fiscal year 2013. See the reconciliation schedule published on page 38 of our Annual Report on Form 10-K for the year ended September 30, 2013 for more information. There were no non-GAAP adjustments to our fiscal year 2014 and 2015 reported results for purposes of calculating the average after-tax return on equity for this performance cycle.

(8)	The 10,000 RSU award was granted on November 21, 2013 and vests 60% in three years, 20% in four years and 20% in five years from grant date.

(9)	The RSU award was granted on December 13, 2013 and cliff vests in three years from that date.

(10)
The RSU award was granted on December 13, 2013 and vests based on the Company's three-year average after-tax return on equity for fiscal years 2014, 2015 and 2016 (see footnote (13) to this table for more information) in three years from that date. There were no non-GAAP adjustments to our fiscal year 2014 and 2015 reported results for purposes of calculating the average after-tax return on equity for this performance cycle.

(11)	The RSU award was granted on December 15, 2014 and cliff vests in three years from that date.

(12)
The RSU award was granted on December 15, 2014 and vests based on the Company's three-year average after-tax return on equity for fiscal years 2015, 2016 and 2017 (see footnote (13) to this table for more information) in three years from that date. There were no non-GAAP adjustments to our fiscal year 2015 reported results for purposes of calculating the average after-tax return on equity for this performance cycle.

(13)
Certain RSUs granted during fiscal years 2012 - 2015 vest on the 3rd anniversary of the grant only if the company attains certain average after-tax return on equity ("ROE") levels over the 3-year measurement period. The vesting formula is as follows (with results to be interpolated as necessary):

3-Year Average After-Tax ROE	RSU Vesting Percentage
≥18%	150%
15%	125%
12%	100%
9%	75%
6%	50%
<6%	0%

Option Exercises and Stock Vested for Fiscal 2015
The following table provides information about stock options exercised by the named executive officers during 2015 and restricted stock unit awards held by our named executive officers that vested in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized On Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized On Vesting
Paul C. Reilly	0	$0	27,500	$1,507,000	(4)
Jeffrey P. Julien	0	$0	5,156	$282,549	(4)
John C. Carson, Jr.	0	$0	99,686	$5,641,231	(5)
Jeffrey E. Trocin	15,000	$345,000	7,562	$414,398	(4)
Dennis W. Zank	22,910	$622,680	13,750	$753,500	(4)
___________________

(1)	Total number of shares underlying the options exercised during fiscal 2015.

(2)	Amounts in this column reflect the difference between the market price on the date of exercise and the exercise price of the options exercised, multiplied by the number of options exercised.

(3)	Total number of restricted stock units that vested during fiscal 2015.

(4)	The value of the shares on December 15, 2014 (the vesting date) using the closing market price for our common stock, which was $54.80.

(5)	The value of 99,686 shares on April 20, 2015 (the vesting date) using the closing market price for our common stock, which was $56.59.
Nonqualified Deferred Compensation for Fiscal 2015
The following table provides information regarding our deferred compensation plans for our named executive officers, which include the Long Term Incentive Plan (‘‘LTIP’’), Deferred Management Bonus Plan (‘‘DMBP’’), Voluntary Deferred Compensation Plan (‘‘VDCP’’) and the Restricted Cash Agreement (‘‘RCA’’).

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)(3)	Aggregate Earnings (Losses) in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Paul C. Reilly
LTIP	$—	$40,800	$(5,508)	$—	$223,421	(4)
Jeffrey P. Julien
LTIP	$—	$40,800	$(8,190)	$—	$355,458	(4)
DMBP	$—	$—	$28	$—	$279,132	(5)
VDCP	$100,000	$—	$4,225	$—	$106,211	(6)
John C. Carson, Jr.
LTIP	$—	$40,800	$(2,385)	$—	$69,679	(4)
RCA	$—	$—	$6	$—	$23,259	(7)
Jeffrey E. Trocin
LTIP	$—	$40,800	$(15,286)	$—	$704,830	(4)
DMBP	$—	$—	$31	$—	$314,659	(5)
Dennis W. Zank
LTIP	$—	$40,800	$(4,375)	$51,772	$223,422	(4)
DMBP	$—	$—	$36	$—	$360,049	(5)
___________________

(1)	The amounts presented are included in the Bonus column of the Summary Compensation table and represent amounts earned with respect to the 2015 fiscal year but paid in December 2015.

(2)	The amounts presented in these columns are included in the All Other Compensation table located below the footnotes to the Summary Compensation Table.

(3)	Represents amounts earned with respect to the 2015 fiscal year but contributed in December 2015.

(4)
The amounts presented include previously and currently reported compensation with respect to LTIP contributions made by us. The following amounts represent vested balances at September 30, 2015, Mr. Reilly $54,838, Mr. Julien $186,875, Mr. Carson $0, Mr. Trocin $536,247, and Mr. Zank $54,838.

(5)
The amounts presented include previously and currently reported compensation with respect to DMBP contributions made by us. The following amounts represent vested balances at September 30, 2015: Mr. Julien $279,132, Mr. Trocin $314,659, and Mr. Zank $360,049.

(6)	The amount presented includes currently reported compensation with respect to VDCP contributions made by Mr. Julien. The entire balance is vested as of September 30, 2015.

(7)	The amount presented includes previously and currently reported compensation with respect to RCA contributions made by Mr. Carson. There is no vested balance as of September 30, 2015.
Our LTIP, originally adopted effective October 1, 2000, is an unfunded deferred compensation plan benefiting key management and other highly-compensated employees. Under the LTIP, we determine each year which employees will be participants for that plan year and then establish an account on our books for such year for each participant. Although we can elect to use other allocation formulas, historically, the allocations under the LTIP have been made based upon the individual participant’s level of compensation above a minimum, and not in excess of a maximum (for fiscal 2015, these amounts were $260,000 and $860,000, respectively). The CGN&C Committee or its designee then determines the percentage, if any, by which that compensation is multiplied to determine the contribution credited to each participant’s account for the particular plan year. Each account is thereafter credited (or debited), based upon the allocable share of the return that would have been earned (including any negative return) had all accounts been invested in a group of unaffiliated mutual funds and managed accounts. Senior management selects those mutual funds and managed accounts, pursuant to authority delegated by the CGN&C Committee. Annual allocations and their deemed earnings vest after five years, subject to earlier vesting in the case of death or disability. In the case of retirement, a participant may continue to accrue vesting credit after his or her retirement date so long as he or she complies with certain non-competition covenants. We pay the vested account balance in a cash lump sum after five years of credited service, subject to earlier payment in the case of death or disability, and subject to certain deferral rights that must be exercised at least 12 months in advance of the account balance vesting. Because the account balances are unfunded, they represent only unsecured claims against the Company.
Our DMBP, originally adopted effective October 1, 1989, preceded the LTIP. The DMBP remains in effect to administer certain amounts credited prior to the adoption of the LTIP. The last bonus allocation that was made to the DMBP was with respect to fiscal year 1999. Since that time, additional amounts credited to the DMBP accounts have been based on a deemed interest return on the amounts in the respective DMBP accounts. Like the LTIP, the DMBP is an unfunded plan that was established to benefit key management and other highly compensated employees. For fiscal years 1990 through 1999, each participant’s account was credited with a contribution, if any, determined by us in a manner similar to the LTIP. During such period and thereafter, participants’ accounts have been credited with a deemed interest return, based upon the average annual interest rate payable by our broker-dealer affiliate on brokerage client account funds. Annual amounts credited to a participant’s account and the deemed interest vest ratably over an eight-year period, subject to earlier vesting in the case of death, disability, attaining age 65 or a qualified early retirement. We pay the vested account balance as soon as practical following death or disability and, in the case of normal retirement, as soon as practical after the end of the plan year in which retirement occurs following the participant’s attaining the age of 65. Other provisions apply in the case of early retirement. Because the account balances are unfunded, they represent only unsecured claims against the company.
The VDCP was established effective January 1, 2013, for the purpose of offering a voluntary, pre-tax capital accumulation opportunity for a select group of highly compensated employees and independent contractors to defer compensation. The VDCP allows participants with annual calendar year compensation of $300,000 or more to defer up to 75% of base salary, bonuses and commissions, subject to certain minimums and maximums, and permits the company to make contributions at any time in its sole discretion. Balances of participants are deemed to be invested, at the election of the participant, in funds selected by the participant from a list chosen by the committee that administers the plan.

Each year participants may elect to have that year’s deferrals distributed as a scheduled in-service withdrawal or upon retirement. If a participant separates from service and does not meet the definition of retirement (age 55 + 10 years of service) and does not have a total account balance of $50,000 or more, does not meet the definition of disability, or die, he or she will be paid their account balance in a lump sum the February following the calendar year of separation. Participants who qualify may elect to receive account balances paid out in two to ten annual installments. All plan balances (deferrals, company contributions and earnings thereon) are unsecured liabilities of the company. (The VDCP was filed as exhibit 10.24 to the company’s Quarterly Report on Form 10-Q filed with the SEC on February 8, 2013.)
The RCA was implemented in 2013 in connection with the company’s completion of its acquisition of Morgan Keegan in order to emulate the provisions of a program in place at Morgan Keegan prior to the transaction. Under the RCA, a cash amount is awarded and invested for five years, subject to forfeiture in the event of termination other than for death, disability or retirement. Mr. John C. Carson, Jr. is the only named executive officer who participates in the RCA.
Potential Payments Upon Termination or Change in Control for Fiscal 2015
Except as described below, none of the named executive officers is a party to any agreement or arrangement with us providing for payments in connection with any termination, including resignation, severance or retirement, a change in such officer’s responsibilities, or a change in control of the company. The following tables summarize the estimated payments to be made under each agreement, plan or arrangement in effect as of September 30, 2015, which provides for payments to a named executive officer at, following or in connection with a termination of employment or a change in control. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of our named executive officers and which is available generally to all salaried employees. In accordance with SEC regulations, this analysis assumes that the named executive officer’s date of termination is September 30, 2015, and the price per share of our common stock on the date of termination is the closing price of our common stock on the NYSE on that date, which was $49.63.
Paul C. Reilly

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)(1)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	3,850,841	3,850,841	3,850,841	3,850,841	4,347,141	—	4,347,141
Options	—	—	—	—	390,175	—	322,851
Welfare Benefits	—	—	—	—	—	—	—
___________________

(1)	Vesting would have occurred solely as a result of satisfaction of the criteria for retirement.

(2)
Mr. Reilly’s RSU stock bonus awards under the 2012 Plan contain an additional definition of ‘‘retirement’’ in order to conform with a definition used under the 2007 Stock Bonus Plan, which was in effect when Mr. Reilly was hired. Pursuant to such provision, ‘‘retirement’’ is defined as ending service after age 60 with 5 years of service.

Jeffrey P. Julien

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	675,167	—	—	675,167	—	675,167
Options	—	—	—	—	390,175	—	322,851
Welfare Benefits	—	—	—	—	—	—	—
John C. Carson, Jr.

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	1,081,438	—	—	1,081,438	—	1,081,438
Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—
Jeffrey E. Trocin

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	1,277,724	—	—	1,277,724	—	1,277,724
Options	—	—	—	—	478,375	—	395,327
Welfare Benefits	—	—	—	—	—	—	—

Dennis W. Zank

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)(1)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	1,322,094	1,322,094	1,322,094	1,322,094	1,322,094	—	1,322,094
Options	390,175	390,175	390,175	390,175	390,175	—	322,851
Welfare Benefits	—	—	—	—	—	—	—
___________________

(1)	Vesting would have occurred solely as a result of satisfaction of the criteria for retirement.

Corporate Governance, Nominating and Compensation Committee Report
The CGN&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the CGN&C Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.
Respectfully submitted by the CGN&C Committee

Robert P. Saltzman (Chairman)
Gordon L. Johnson
Susan N. Story
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2015, the following directors served as members of the CGN&C Committee: Robert P. Saltzman (Chairman) and Jeffrey N. Edwards, Gordon L. Johnson and Susan N. Story. No member of the CGN&C Committee was an officer or employee of the company or any of its subsidiaries during 2015, and no member of the CGN&C Committee was formerly an officer of the company or any of its subsidiaries or was a party to any disclosable related person transaction involving the company. During 2015, none of the executive officers of the company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or CGN&C Committee of the company.
* * *

REPORT OF THE AUDIT AND RISK COMMITTEE
The Audit and Risk Committee (the ‘‘A&R Committee’’) of the Board of Directors consists of Benjamin C. Esty (Chair), Charles G. von Arentschildt, Shelley G. Broader, Jeffrey N. Edwards, Roderick C. McGeary and Hardwick Simmons. Mr. McGeary was appointed to serve as an additional member of the A&R Committee effective November 19, 2015. This committee conducts its activities pursuant to a written charter approved by the Board of Directors, which is reviewed annually and was last amended on February 21, 2015. The A&R Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to our financial reporting, the qualifications and independence of the independent registered public accounting firm, our systems of internal controls, enterprise risk management and our procedures for establishing compliance with legal and regulatory requirements.
The Charter of the A&R Committee provides that the committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm engaged as our independent auditor and must approve in advance any work to be performed by that independent registered public accounting firm. The A&R Committee has not established any general pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent registered public accounting firm. In fiscal year 2014, the A&R Committee undertook an extensive review of prospective independent auditing firms and, after careful consideration, approved the appointment of KPMG LLP as independent accountants for the Company for fiscal year 2014. The A&R Committee subsequently approved the appointment of KPMG LLP as independent accountants for fiscal year 2015.
In addition to four regularly scheduled meetings during the course of the fiscal year, members of the A&R Committee held five telephonic meetings, generally to review with management and representatives of KPMG LLP our quarterly and fiscal year financial results prior to their release to the public and to review with management our systems of internal controls and enterprise risk management and procedures for compliance with legal and regulatory matters.
We have an Enterprise Risk Management program under the direction of our Chief Risk Officer (‘‘CRO’’). Working closely together, the CRO and other managers have prepared a series of qualitative appetite statements that articulate our conservative risk culture. Tolerance statements and measures have also been developed which attempt to quantitatively define our adherence to our risk appetite. These statements are internally reviewed and approved by a risk committee structure established by management to address specific aspects of risk (i.e., market, liquidity, credit, operational, etc.), and are organized under the direction of our Enterprise Risk Management Committee (‘‘ERMC’’) which is chaired by the CRO. The A&R Committee subsequently reviews and approves our risk appetite and tolerance statements on at least an annual basis, and receives periodic reports from the ERMC and the CRO in order to monitor our adherence to them. In addition, the A&R Committee receives quarterly risk assessments from the ERMC and the CRO that identify new and emerging risks, changes to internal controls, and results of assurance activities, which include internal audits, regulatory examinations, and other self-assessment activities. The Chairman of the A&R Committee discusses the significant aspects of the Enterprise Risk Management program with the full Board at its regular meetings.
Members of the A&R Committee have reviewed and discussed with management and with representatives of KPMG LLP the integrated audit of the consolidated financial statements and internal control over financial reporting for fiscal 2015. The consolidated financial statements for fiscal 2015 are contained in our Annual Report on Form 10-K. In addition, the A&R Committee reviewed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (‘‘PCAOB’’) and approved by the SEC. The A&R Committee also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding independent auditor communications with the A&R Committee concerning independence, and discussed with KPMG LLP their independence from us and our management, and considered their independence in connection with any non-audit services provided. The A&R Committee also reviewed with KPMG LLP our critical accounting policies and practices and certain written communications between KPMG LLP and our management.
Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent registered public accounting firm’s report with respect to the financial statements, the A&R Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2015 for filing with the SEC. The Board of Directors approved the recommendation.
Management is responsible for our financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB. The firm issues reports on our consolidated financial statements and the effectiveness of internal control over financial reporting.
The A&R Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The A&R Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the A&R Committee’s members in business, financial and accounting matters. In its oversight role, the A&R Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles..
The Board of Directors has determined that each member of the A&R Committee qualifies as an Audit Committee Financial Expert under SEC rules and as ‘‘independent’’ under NYSE rules.

Benjamin C. Esty, Chair
Charles G. von Arentschildt
Shelley G. Broader
Jeffrey N. Edwards
Roderick C. McGeary(1)
Hardwick Simmons
________________
(1) Mr. McGeary was recently elected as a member of the A&R Committee and was not a member of such committee during the period covered by this report.
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee of the Board, with the approval of the shareholders, engaged KPMG to perform an annual audit of the company’s consolidated financial statements for fiscal year 2015. The following table sets forth the approximate aggregate fees billed or expected to be billed to the company by KPMG for fiscal years 2015 and 2014 for the audit of the company’s annual consolidated financial statements and for other services rendered by KPMG.

	Fiscal Year
	2015		2014
		($)
Audit Fees(1)	3,480,883	(5)	3,003,731
Audit-Related Fees(2)	396,361		387,589
Tax Fees(3)	710,811		181,723
All Other Fees(4)	7,557		152,448
Total Fees	4,595,612		3,725,491
____________

(1)	Audit Fees represents fees for the audit of the company’s consolidated financial statements.

(2)
Audit-Related Fees consist primarily of fees for custody rule examinations of registered investment advisors, including the issuance of an independent auditors report on controls over custody operations, and an examination to report on controls applicable to our "e-folio" fixed income client application and HUD attestations for RJ Bank.

(3)	Tax Fees includes tax compliance and consulting services related to federal and state tax returns.

(4)	All Other Fees consist principally of advisory fees for a gap analysis associated with SEC broker-dealer reporting requirements for fiscal year 2014.

(5)	Includes $150,000 in fees related to fiscal year 2014 which were determined subsequent to the filing of our prior year proxy.
The Audit and Risk Committee has adopted a policy that it must specifically pre-approve all audit and non-audit services provided by our independent auditors.
All audit and non-audit services provided to the company and its subsidiaries by KPMG during fiscal year 2015 were specifically approved.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Bank Transactions. In the ordinary course of our business, we make bank loans to, and hold bank deposits for, certain of our officers and directors, and also extend margin credit in connection with the purchase of securities to certain of our officers and directors who are affiliated with one of our broker-dealers, as permitted under the Sarbanes-Oxley Act (‘‘SOX’’). These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectability or present other unfavorable features. We also, from time to time and in the ordinary course of our business, enter into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.
Investments. We have from time to time established private investment funds to permit certain officers to participate in our merchant banking, venture capital and other similar activities by investing alongside the funds that we raise and manage for non-employee investors. Trusts benefiting family members of these officers have also invested in these funds. In addition, certain of our directors and executive officers from time to time may invest their personal monies in funds managed by our subsidiaries on substantially the same terms and conditions as other similarly situated investors in these funds who are neither directors nor officers. The only directors, executive officers or affiliated entities who received distributions of profits earned on investments made by, and other income from, any affiliated fund in fiscal 2015 in an amount exceeding $120,000 in the aggregate were (1) a trust affiliated with Thomas A. James, which, in the aggregate, received $994,382, of which $803,283 was a return of capital; and (2) Jeffrey E. Trocin, who, in the aggregate, received $151,962, of which $101,801 was a return of capital.
Share Repurchases. In order to pay (i) the exercise price of options and (ii) withholding or other similar taxes due in connection with the vesting of equity awards granted under the 2012 Equity Incentive Plan and our prior similar plans, employee participants, including our named executive officers, may elect the ‘‘swap’’ method whereby the participant delivers to the company shares equal in value to the exercise price or tax withholding liability in connection with exercise or vesting of equity awards. Under the ‘‘swap’’ method, the price per share paid by the company for repurchases is the closing price of the company’s shares on the NYSE on the date the participant’s exercise request is submitted.
During fiscal 2015, the company repurchased shares from the directors or executive officers in amounts exceeding the disclosure threshold for the aggregate consideration shown in the following table:

Name and Title	Number of Shares Repurchased (#)	Aggregate Consideration ($)
Paul C. Reilly	11,536	632,173
Paul D. Allison	4,476	252,760
John C. Carson, Jr.	39,257	2,221,554
Thomas A. and Mary James permit us to display over 2,500 pieces from their nationally known art collection throughout the Raymond James home office complex, without charge to us. In return, we bear the cost of insurance and the direct and overhead costs of two staff persons who serve as curators for the collection and conduct both on and off-site tours and exhibitions. The art collection is a marketing attraction for businesses and other organizations, and we provide regular tours for clients, local schools, business groups and nonprofit organizations. The total cost to us for these items during fiscal 2015 was approximately $250,062.
Courtland James, a son of Thomas A. James, is employed as a Vice President of New Business Development for Eagle Asset Management, Inc., a subsidiary of the company. He was paid cash compensation in fiscal 2015 of $378,350 and equity award compensation in the form of Restricted Stock Units in the aggregate grant date value of $42,720. Huntington James, a son of Thomas A. James, is employed in a non-executive position by us. He was paid cash compensation in fiscal 2015 of $205,667. Donald Blair, the son-in-law of Francis S. Godbold, is an investment banker with our subsidiary Raymond James & Associates, Inc. ("RJ&A"). He was paid cash compensation in fiscal 2015 of $362,049. Karen Julien, the wife of Jeffrey P. Julien, is employed by RJ&A as a branch manager. In fiscal 2015, she was paid cash compensation in the aggregate amount of $184,075 and equity award compensation in the form of Restricted Stock Units in the aggregate grant date value of $11,392. Matthew Frey, the son-in-law of Paul C. Reilly, is a financial advisor with one of the independent branches of our subsidiary Raymond James Financial Services, Inc. He was paid cash compensation in fiscal 2015 of $201,547.
RELATED PERSON TRANSACTION POLICY
In 2015, the CGN&C Committee adopted revised and expanded Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. ‘‘Related persons’’ include the company’s executive officers, directors, director nominees, holders of more than five percent (5%) of the company’s voting securities, immediate family members of the foregoing persons, and any entity in which any of the foregoing persons is employed, is a partner or is in a similar position, or in which such person has a 5% or greater ownership interest. A ‘‘related person transaction’’ means a transaction or series of transactions in which the company participates, the amount involved exceeds $120,000, and a related person has a direct or indirect interest (with certain exceptions permitted by SEC rules). Examples might include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees.
Management is required to present for the approval or ratification of the CGN&C Committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the CGN&C Committee will approve or disapprove the transaction. Approval will be given only if the CGN&C Committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the CGN&C Committee promptly. The policy also permits the chairman of the CGN&C Committee to review and approve related person transactions in accordance with the terms of the policy between scheduled committee meetings. Any determination made pursuant to this delegated authority must be reported to the full CGN&C Committee at the next regularly-scheduled meeting.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes equity compensation plan information for the plans approved by shareholders, as a group, and for the plans not approved by shareholders, as a group, in each case as of September 30, 2015. In accordance with SEC rules, the table below does not include our Profit Sharing Plan and Employee Stock Ownership Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans. (Excludes securities reflected in column (a))
Equity compensation plans approved by shareholders(2)	4,229,259	$41.62	10,319,385	(3)
Equity compensation plans not approved by shareholders(4)	75,720	$27.10	—
Total	4,304,979	$41.36	10,319,385
_______________

(1)
The weighted-average exercise price does not take into account the shares or restricted stock units issued under our 2005 Restricted Stock Plan and 2003 Employee Stock Purchase Plan, which have no predetermined exercise price.

(2)
On February 23, 2012, the 2012 Stock Incentive Plan (the ‘‘2012 Plan’’) was approved by our shareholders. The 2012 Plan serves as the successor to our 1996 Stock Option Plan for Key Management Personnel, 2007 Stock Option Plan for Independent Contractors, 2002 Incentive Stock Option Plan, Stock Option Plan for Outside Directors, 2005 Restricted Stock Plan and 2007 Stock Bonus Plan (the ‘‘Predecessor Plans’’). Upon approval of the 2012 Plan by our shareholders, the Predecessor Plans terminated (except with respect to awards previously granted under the Predecessor Plans that remained outstanding). Upon original approval of the 2012 Plan, our shareholders approved the grant of 15,400,000 new shares in addition to the shares then available for grant under the Predecessor Plans.

(3)
Includes 8,557,712 shares that remained available for issuance under the 2012 Plan and 1,761,673 shares that remained available for issuance under the 2003 Employee Stock Purchase Plan, as amended, as of September 30, 2015.

(4)
We have two Predecessor Plans that were not previously approved by shareholders: the 1996 Stock Option Plan for Key Management Personnel and the Stock Option Plan for Outside Directors. Shares available for future issuance under these plans are included in the 8,557,712 shares that were available for issuance under the 2012 Plan, as described in footnote (3) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of the company’s shares to file reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.
Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during fiscal year 2015, except that, due to a clerical error, each of Ms. Broader and Story, and each of Messrs. Edwards, Esty, Johnson, Saltzman and Simmons, inadvertently filed one Form 4 reporting a single grant to such person one day late.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
General
The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a ‘‘say-on-pay’’ proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
As discussed in the Compensation Discussion and Analysis section of this proxy statement, we seek to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executive officers and ensure that their individual interests are aligned with those of our shareholders. Our goal is to utilize our compensation programs to reward executive officers for the achievement of short-term and long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our executive officers’ total compensation is comprised of a mix of base salary, annual incentive bonus (which includes both cash and time- and performance-based vesting restricted stock unit awards), grants of retention restricted stock units, and retirement plan contributions. The Committee does not utilize formulaic financial performance goals or targets in awarding compensation. Rather, the Committee reviews company and individual performance each year, and then applies its broad discretion in determining the appropriate amounts of compensation for the fiscal year, based on a variety of factors, both objective and subjective.
Fiscal 2015 Company Performance Highlights
Financial Performance. Our company performed very well during fiscal 2015. We achieved record annual net revenues of $5.20 billion and record annual net income of $502.1 million. Our other financial accomplishments during the year included:

•	Both net revenues and pre-tax income increased 7% compared to fiscal 2014,

•	Our pre-tax margin on net revenues for fiscal 2015 was 15.35%, above our 15% target,

•	Our return on equity for the fiscal year was 11.5%, slightly below our 12% target in this market environment, but solid particularly given our prudent capital position during fiscal 2015, and

•	The ratio of the firm’s total capital to risk-weighted assets remained above 20% throughout the year.

The firm’s strong performance in fiscal 2015 was driven by record annual net revenues in all of our core segments and record annual pre-tax income in all of our core segments except the Capital Markets segment, which had its second best year.

•
Private Client Group - Record results were driven by strong growth in assets in fee-based accounts and a significant net increase in the number of financial advisors to a record 6,596, which was driven by the second best year for financial advisor recruiting coupled with superb retention results.

•
Capital Markets - Record annual net revenues were driven by a record year for M&A revenues and tax credit funds syndication fees, which was partially offset by a very difficult year for equity underwriting attributable to market-driven weakness in both the energy and real estate sectors. Despite a very difficult market environment for Fixed Income, institutional fixed income commissions increased 15% in fiscal 2015, helped by a strong year in the public finance business.

•
Asset Management - Record results were driven by growth in financial assets under management, which were at record levels for a large portion of the fiscal year prior to the equity market downturn in late August. Despite the equity market decline during the fiscal year, an increase in financial assets under management was enabled by growth in the Private Client Group as well as increased penetration of assets in fee-based accounts.

•
RJ Bank - Record results were driven by prudent and opportunistic loan growth as well as an improvement in the net interest margin for the year of 9 basis points to 3.07%. Net loans at Raymond James Bank reached a record $13.0 billion, an 18.5% increase for the fiscal year. Moreover, the credit quality of the loan portfolio continued to improve in fiscal 2015, as nonperforming assets declined by 33% to $57 million, or 0.39% of total assets compared to 0.69% in the prior fiscal year.

Strategic Execution. In addition to good absolute and relative financial results, the firm successfully executed several strategic initiatives during fiscal 2015. For example, the Private Client Group segment continued to significantly expand its footprint in selected U.S. geographies such as the West and Northeast. The Capital Markets segment broadened and strengthened its expertise with key additions to our Equity Investment Banking platform. In the Asset Management segment, we continued to expand our product offering, including with the acquisition of Cougar Global Investments. Raymond James Bank continued to utilize its lending solutions to better serve clients in the Private Client Group and Capital Markets segments. Finally, we continued investments in technology, products and services to help our advisors expand their businesses. Most importantly, we successfully implemented these strategic initiatives while maintaining our unique, client-focused culture.
Summary of Compensation Decisions for 2015
After assessing the company’s financial and strategic performance for fiscal 2015, and after further evaluating the individual performance of our named executive officers, the Committee exercised its discretion to award total annual direct compensation for 2015 to our NEOs as set forth in the following table. For purposes of this table, ‘‘total annual direct compensation’’ means the sum of (i) salary for the fiscal year indicated, (ii) the annual bonus (both cash and equity components) and (iii) retention RSUs earned during such fiscal year but awarded in the subsequent fiscal year.

Total Annual Direct Compensation
Named Executive Officer	Fiscal 2015	Fiscal 2014	Percentage Increase/(Decrease)
Paul C. Reilly	$7,768,000	$5,640,192	37.73%
Jeffrey P. Julien	$2,415,250	$2,215,192	9.03%
John C. Carson, Jr.	$3,186,500	$2,945,192	8.19%
Jeffrey E. Trocin	$3,441,500	$3,798,942	(9.41)%
Dennis W. Zank	$3,416,500	$3,172,692	7.68%
This table depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation herein differs substantially from the Summary Compensation Table (‘‘SCT’’) on page 38 that is required by SEC rules. This table is not a substitute for the information presented in the SCT. Among other differences, the table above includes equity awards in the column for the year they were earned, rather than the year in which the grant date occurred. Please see the note on page 32 for further important information on the differences between this presentation and the SCT.
While it considers numerous factors with respect to company and individual performance during the year, as well as certain market data regarding compensation levels for particular comparable industry positions, the Committee does not attempt to rank or assign relative weight to any particular factor. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but rather applies its independent discretion in considering them in their entirety. Although the Committee did not “benchmark” compensation against the compensation practices of a peer group, it did engage an outside compensation consultant to provide certain comparative market data with respect to the compensation of our executive officers, including our chief executive officer. The Committee uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends, but it does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay. For 2015, the Committee used three peer groups: (i) a peer group that was considered in reference to compensation decisions for our chief executive officer, chief financial officer and chief operations officer ("Corporate Peers"), (ii) a separate peer group that was considered in reference to compensation decisions for our President, Fixed Income and Public Markets, and (iii) a third peer group that was considered in reference to compensation decisions for our President, Global Equities and Investment Banking. With respect to the compensation of Mr. Reilly, our chief executive officer, the Committee concluded that, in light of the company's record performance over recent years, an upward adjustment was appropriate in order to better align his compensation with the companies making up the Corporate Peers.
Changes to our Compensation Practices for 2015
We made three recent changes to our compensation practices. First, we adopted a revised stock ownership policy for our directors and executive officers that requires them to attain certain levels of ownership within five years. The policy requires directors to own shares of at least five times the value of their annual retainer, and requires our chief executive officer and other executive officers to own shares in the value of at least six- and three- times, respectively, their annual salary.
Second, we have altered our grant practices with respect to non-bonus equity awards made annually for purposes of executive officer and employee retention. Instead of granting employee stock options for this purpose, as previously, we are granting these awards in the form of time-vesting restricted stock units (RSUs), commencing with annual awards made with respect to fiscal 2015 performance. We believe that this change will enhance recruitment and retention.
Third, we changed the RSU vesting formula that applies to one-half of the portion of annual bonus amounts for our executive officers that is delivered in the form of equity. Such RSUs vest only if the company achieves certain average after-tax ROE levels over a three-year measurement period. With respect to grants for fiscal 2015, we reduced the required ROE levels for attaining the vesting percentages. (For example, the ROE that the company must achieve in order for 100%

of such RSUs to vest was reduced from 12% to 11%.) We made this change in order to ensure that full vesting of these awards to our executive officers remains a challenge but is reasonably attainable notwithstanding our Board’s commitment to maintaining conservative capital levels. The Committee also believes that the reduced ROE thresholds will incentivize management to deploy capital, but to do so prudently and in a manner that will generate good long-term returns for shareholders.
Our Compensation Practices
We describe below certain of our executive compensation practices that we believe serve to align our executives’ pay with company performance and their individual performance, promote good corporate governance, and serve our shareholders’ long-term interests. Following this information is a list of certain disfavored compensation practices that we avoid.
What We Do
☑ Pay for performance. We award annual variable compensation based on the performance of the company and the individual. The great majority of our executive officers’ compensation is variable and not guaranteed. Base salaries for our named executive officers constitute — on average — approximately 10% of their total annual compensation.
☑ Use deferred compensation. Variable compensation for our executive officers also includes a deferred component, in that a portion of annual bonuses (‘‘stock bonus awards’’) is delivered in the form of restricted stock units (‘‘RSUs’’).
☑ Performance-based equity awards. The vesting of fifty percent (50%) of the RSUs awarded to our executive officers as stock bonus awards is tied to the achievement of defined average after-tax return on equity levels over a three-year measurement period. For more information regarding equity awards, see the section below entitled ‘‘Compensation Framework — Policies and Process.’’
☑ Long vesting periods. Both the time-vesting and performance-vesting portions of our stock bonus awards generally vest on a cliff basis three years after the grant date. Both our outstanding legacy stock options and the retention RSUs with which we have replaced them generally vest 60% on the 3rd anniversary, and 20% on each of the 4th and 5th anniversaries, of their grant dates. In addition, each award under our LTIP, a non-qualified, company-funded retention plan for highly compensated employees, vests only at the end of a five-year period.
☑ ‘‘Clawback’’ policy. We maintain a robust compensation recoupment (or ‘‘clawback’’) policy, which permits the company to recover compensation in the event of financial restatement, inaccurate performance measures and serious misconduct that results in material harm to the company.
☑ Stock ownership guidelines. We maintain stock ownership requirements for our executive officers, creating a further link between management interests, company performance and shareholder value. All of our named executive officers have exceeded the ownership requirements.
☑ ‘‘Double triggers.’’ Our award agreements for RSUs issued since 2010 generally maintain the requirement of ‘‘double triggers’’ on the accelerated vesting of awards in the event of a change in control, meaning that an executive must actually be terminated following the change in control before vesting will be accelerated.
☑ Modest perquisites. We provide very modest perquisites that provide a sound benefit to the company’s business.
What We Don’t Do
☒ No employment agreements. Our executive officers, including our named executive officers, are employed by us on an ‘‘at will’’ basis, and none of them is party to a separate employment agreement.

☒ No dividends on unearned performance-based awards. We do not pay dividends or dividend equivalents on performance-based awards during the vesting period. Rather, dividends are deferred and will be paid based on performance achieved, with no premiums.
☒ No ‘‘gross ups.’’ We do not generally provide excise tax ‘‘gross ups,’’ other than in the case of certain relocation expenses, consistent with our relocation policy.
☒ No short selling or use of derivatives. Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock.
☒ No pledging by insiders. Our directors and executive officers have no shares held in margin accounts or pledged to third parties. The company maintains a policy under which such individuals are prohibited from pledging our common stock, subject to any exception granted for a non-margin pledge upon special application.
☒ No option re-pricing. Our equity incentive plans contain certain provisions prohibiting option re-pricing absent approval of our shareholders.
☒ No option backdating or ‘‘spring-loading.’’ We do not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Options for our stock are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date.

Accordingly, we will ask our shareholders to vote ‘‘FOR’’ the following resolution at the Annual Meeting:
‘‘RESOLVED, that the Company’s shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.’’
The say-on-pay vote is advisory, and therefore not binding on the Company, the CGN&C Committee or our Board of Directors. Our Board of Directors and our CGN&C Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the CGN&C Committee will evaluate whether any actions are necessary to address those concerns. Under the Board’s current policy, shareholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the company’s annual meeting of shareholders in 2017.
RECOMMENDATION OF THE BOARD
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. The voting requirements for this proposal are described in the ‘‘Questions and Answers About Voting Your Shares’’ section above.

PROPOSAL NO. 3

APPROVAL OF THE AMENDED AND RESTATED
2012 STOCK INCENTIVE PLAN

Background

We are asking the Company’s shareholders to approve an amendment and restatement of the Company’s 2012 Stock Incentive Plan (the “2012 Plan”) as the Amended and Restated 2012 Stock Incentive Plan (the “A&R Plan”) in order to: (a) provide for a term ending ten (10) years from the date of shareholder approval in 2016, and (b) increase the maximum number of shares of the Company’s common stock authorized for issuance over the term of the A&R Plan by sixteen million (16,000,000) shares from twenty-four million two hundred forty-three thousand nine hundred forty-four (24,243,944) shares to forty million two hundred forty-three thousand nine hundred forty-four (40,243,944) shares.

We are also asking our shareholders to approve the material terms of the A&R Plan so that the Company will continue to have the ability to grant “performance-based” awards (in addition to stock options and stock appreciation rights) that are intended to be exempt from the $1 million deductibility limit under Section 162(m) of the Code. Under Section 162(m), the federal income tax deductibility of compensation paid to our chief executive officer and to each of our three other most highly-compensated executive officers (other than the chief financial officer) may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), we may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). Re-approval for Section 162(m) is required every five years, and if the shareholders approve the A&R Plan shareholder re-approval of the material terms of the A&R Plan will not be required again under Section 162(m) until 2021. Obtaining shareholder approval is only one of several conditions that must be satisfied for awards under the A&R Plan to qualify as performance-based compensation, and the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, potentially with retroactive effect. Accordingly, it is possible that awards intended to qualify as performance-based compensation could be determined by the Internal Revenue Service not to so qualify. In addition, we may choose to provide awards under the A&R Plan that are not intended to qualify as performance-based compensation.

As of December 16,2015, 4,754,220 shares had been issued under the 2012 Plan, 19,768,654 shares were subject to options and other awards under the 2012 Plan, and only 4,475,290 shares remained available for the grant of awards under the 2012 Plan. All other provisions of the 2012 Plan will remain in full force and effect under the A&R Plan.

The amendment and restatement of the 2012 Plan for which shareholder approval is sought under this Proposal No. 3 was adopted by the Company’s Board of Directors on December 28, 2015, subject to and effective upon shareholder approval. As of December 16, 2015, the fair market value of a share of the Company’s common stock was $58.92, measured as the closing sale price on such date, as reported by the NYSE.

Purpose of the A&R Plan

The purpose of the A&R Plan is to attract, motivate and retain our directors, employees and independent contractors and to provide an incentive to increase long-term shareholder value. We believe that equity is a key element of our compensation package and that equity awards encourage employee loyalty and align employee interests directly with those of our shareholders. The A&R Plan has allowed us to provide our employees with equity-based incentive awards and non-equity based compensation that are competitive with those of companies with which we compete for talent. The A&R Plan includes a variety of forms of awards, including restricted stock units, stock appreciation rights, restricted stock, stock options, dividend equivalents and cash awards, to allow the Company to adapt its incentive compensation program to meet its needs in the changing business environment in which it operates.

Purpose of Increasing the Number of Shares Reserved

The A&R Plan is our sole plan for providing equity incentive compensation to eligible directors, employees and independent contractors. The A&R Plan is a vital component of our compensation programs, and increasing the number of shares of common stock that may be issued under equity awards ensures that we have an adequate reserve of shares available for issuance in order to attract, motivate and retain personnel and to provide an incentive to increase long-term shareholder value. The Board believes that equity and cash awards motivate high levels of performance, align the interests of our personnel and shareholders by giving directors, employees and independent contractors the perspective of an “owner” with an equity stake in the Company, and provide an effective means of recognizing their contributions to our success. The Board believes that the ability to grant equity and cash award is a competitive necessity in our industry, and that such awards are essential to recruiting and retaining highly successful financial advisor “producers” and other key personnel who help us meet our goals, as well as rewarding and encouraging current directors, employees and independent contractors. We believe that the ability to grant equity and cash awards will continue to be important to the future success of the Company. If the A&R Plan is not approved and we are unable to grant equity compensation in the future, we may need to consider other compensation alternatives, such as increasing cash compensation.

How the Proposed Increase Was Determined

The Board of Directors, based on the recommendation of the CGN&C Committee, is recommending that shareholders approve an additional 16,000,000 shares of common stock under the A&R Plan. The CGN&C Committee, which administers the A&R Plan, has exercised its business judgment in concluding that increasing the number of shares of common stock reserved under the A&R Plan is in the Company’s best interests. In reaching its decision, the CGN&C Committee considered the limits recommended by independent shareholder advisory groups, such as Institutional Shareholder Services (“ISS”), and determined a number that it believes complies with ISS’s guidelines while providing the Company with a sufficient share reserve to cover the awards we anticipate granting to eligible participants for approximately three (3) years, although the actual number of shares utilized will depend on a variety of factors. Therefore, if shareholders approve the A&R Plan, the Company currently expects that it will not ask shareholders to approve additional shares for the A&R Plan until at least the 2019Annual Meeting of Shareholders. The Company is committed to effectively managing our equity compensation share reserve while minimizing stockholder dilution.

A summary of the material terms and conditions of the A&R Plan, as amended and restated, is set forth below. This summary, however, does not purport to be a complete description of all provisions of the plan and is qualified in its entirety by reference to the A&R Plan, a copy of which is attached hereto as Appendix A.
Summary of the A&R Plan

Share Reserve.   The maximum aggregate number of shares of the Company’s common stock which may be issued under the 2012 Plan is currently twenty-four million two hundred forty-three thousand nine hundred forty-four (24,243,944)
 shares, subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or capital structure of the Company. If this proposal is approved by the Company’s shareholders, this maximum aggregate amount will be increased by sixteen million (16,000,000) shares to forty million two hundred forty-three thousand nine hundred forty-four (40,243,944) shares, and the A&R Plan would then have approximately twenty million four hundred seventy-five thousand two hundred ninety (20,475,290) shares available for grant.

Share Counting.  Each share issued in connection with an award granted under the A&R Plan other than stock options and stock appreciation rights will be counted against the A&R Plan’s share reserve as 2.8 shares for every one share issued in connection with such award (and shall be counted as 2.8 shares for every one share that is returned or deemed not to have been issued from the A&R Plan).

Administration.  The CGN&C Committee (the “Administrator”) will administer our A&R Plan. With respect to grants to officers and directors or awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Administrator will be constituted in such a manner as to satisfy applicable laws, including Section 162(m) of the Code and Rule 16b-3 promulgated under the Exchange Act.

No Repricings or Exchanges without Shareholder Approval.  The Company shall obtain shareholder approval prior to (a) the reduction of the exercise price of any stock option or the base appreciation amount of any stock appreciation right awarded under the A&R Plan or (b) the cancellation of a stock option or stock appreciation right at a time when its exercise price or base appreciation amount exceeds the fair market value of the underlying shares, in exchange for another stock option, stock appreciation right, restricted stock, cash buyout or other award (unless the cancellation and exchange occurs in connection with a Corporate Transaction). Notwithstanding the foregoing, cancelling a stock option or stock appreciation right in exchange for another stock option, stock appreciation right, restricted stock, or other award with an exercise price, purchase price or base appreciation amount that is equal to or greater than the exercise price or base appreciation amount of the original stock option or stock appreciation right will not be subject to shareholder approval.

Terms and Conditions of Awards.  The A&R Plan provides for the grant of restricted stock, restricted stock units, stock options, dividend equivalent rights, stock appreciation rights and cash awards (collectively referred to as “awards”). Stock options granted under the A&R Plan may be either incentive stock options under the provisions of Section 422 of the Code, or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, independent contractors and directors, or to employees, independent contractors and directors of our related entities. To the extent that the aggregate fair market value of the shares subject to stock options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess stock options shall be treated as non-qualified stock options. Under the A&R Plan, awards may be granted to such employees, independent contractors or directors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the A&R Plan shall be designated in an award agreement.

Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, independent contractors and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares or the amount of other consideration to be covered by each award (subject to the limitations set forth below), to approve award agreements for use under the A&R Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the A&R Plan (subject to the limitations described above), to construe and interpret the terms of the A&R Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions, to establish or cause to be established a trust for the purpose of purchasing shares on the open market, holding such shares and using such shares to satisfy the Company’s obligations with respect to grants of restricted stock units to participants resident in Canada, and to take such other actions, not inconsistent with the terms of the A&R Plan, as the Administrator deems appropriate.

The term of any award granted under the A&R Plan will be stated in the applicable award agreement, provided that the term of a stock option or stock appreciation right may not exceed seven (7) years (or five (5) years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of our combined voting power or of any parent or subsidiary of us) and the term of an award other than a stock option or stock appreciation right may not exceed ten (10) years. Notwithstanding the foregoing, the term of an award shall not include any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The A&R Plan authorizes the Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the stock option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). In the case of non-qualified stock options, stock appreciation rights, and awards intended to qualify as performance-based compensation, the exercise price, base appreciation amount or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the A&R Plan, the exercise or purchase price shall be determined by the Administrator. In the case of an award other than an incentive stock option, the exercise or purchase price is generally payable in cash through the participant’s Raymond James brokerage account, in shares, or, with respect to stock options (other than incentive stock options), payment through a broker-dealer sale and remittance procedure or “net exercise” procedure. In the case of an incentive stock option, the exercise price is generally payable in cash through the participant’s Raymond James brokerage account or in shares.

Under the A&R Plan, the Administrator may establish one or more programs to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator may also establish under the A&R Plan separate programs for the grant of particular forms of awards to one or more classes of participants.

Dividends and Dividend Equivalent Rights.   During the vesting period for an award, dividends and dividend equivalent rights on the underlying shares of common stock shall be automatically retained by the Company (and not paid out to participants), subject to the vesting of the restricted stock and restricted stock units that are subject to performance vesting. Further, no dividends or dividend equivalent rights will be paid for stock options or stock appreciation rights.

Section 162(m) of the Code.  The maximum number of shares with respect to which stock options and stock appreciation rights may be granted to a participant in each successive twelve (12) month period is two hundred thousand (200,000) shares. In connection with the participant’s commencement of service, he or she may be granted stock options and stock appreciation rights for up to a maximum of four hundred thousand (400,000) shares. The foregoing limitations shall be adjusted proportionately by the Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of shares or other similar change in our shares or our capital structure. Under Code Section 162(m), no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by shareholders and that specifies, among other things, the maximum number of shares with respect to which stock options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to stock options granted under such a plan and with an exercise price equal to the fair market value of the shares on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any stock option or stock appreciation right is canceled, the canceled award shall continue to count against the maximum number of shares with respect to which an award may be granted to a participant.
For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, with respect to each twelve (12) month period that constitutes or is part of each performance period, the maximum number of shares that may be issued to a participant pursuant to such awards shall be two hundred thousand (200,000) shares. In connection with a participant’s commencement of service and with respect to a twelve (12) month period that constitutes or is part of a performance period that begins within twelve (12) months of such commencement, up to a maximum of four hundred thousand (400,000) shares may be issued to the participant. The foregoing limitations shall be adjusted proportionately by the Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of shares or other similar change in our shares or our capital structure. In addition, the foregoing limitations shall be prorated for any performance period consisting of fewer than twelve (12) months.

For cash awards that are intended to be performance-based compensation under Section 162(m) of the Code, with respect to each twelve (12) month period that constitutes or is part of each performance period, the maximum amount that may be paid to a participant pursuant to such awards shall be five million dollars ($5,000,000). The foregoing limitation shall be adjusted proportionately by the Administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of shares or other similar change in our shares or our capital structure. In addition, the foregoing limitation shall be prorated for any performance period consisting of fewer than twelve (12) months.

In order for restricted stock, restricted stock units and cash awards to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than ninety (90) days after the commencement of the services to which it relates (or, if earlier, the date after which twenty-five percent (25%) of the period of service to which the performance goal relates has elapsed) and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

Under Code Section 162(m), a “covered employee” is the Company’s chief executive officer and the three (3) other most highly compensated officers of the Company other than the chief financial officer.

The A&R Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) net sales, (ii) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company, (iii) expense levels, (iv) sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions, (v) implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel, (vi) financing and other capital raising transactions (including sales of the Company’s equity or debt securities, factoring transactions), (vii) revenue growth or product revenue growth, (viii) gross profits, (ix) financial ratios, including those measuring liquidity, activity, profitability or leverage, (x) cost of capital or assets under management, (xi) operating income (before or after taxes), (xii) earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), (xiii) revenue, (xiv) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property and establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors)), (xv) co-development, co-marketing, profit sharing, joint venture or other similar arrangements, (xvi) pre- or after-tax income (before or after allocation of corporate overhead and bonus), (xvii) market share, (xviii) regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents; passing pre-approval inspections (whether of the Company or third parties)), (xix) operating margins, gross margins or cash margin, (xx) earnings per share, (xxi) comparisons with various stock market indices, (xxii) stockholder equity, (xxiii) debt reduction, (xxiv) net income (before or after taxes), (xxv) reductions in costs, (xxvi) year-end cash, (xxvii) return on equity, (xxviii) cash flow or cash flow per share (before or after dividends), (xxix) working capital levels, including cash, inventory and accounts receivable, (xxx) total shareholder return, (xxxi) return on capital (including return on total capital or return on invested capital), (xxxii) research and development achievements, (xxxiii) return on assets or net assets, (xxxiv) cash flow return on investment, (xxxv) operating efficiencies, (xxxvi) economic value-added models or equivalent metrics, (xxxvii) success in recruitment of financial advisors, (xxxviii) customer growth and (xxxix) employee satisfaction. The performance criteria may be applicable to the Company, any parent or subsidiary of the Company, and/or any individual business units of the Company or any parent or subsidiary of the Company.

Transferability of Awards.  Our A&R Plan allows for the transfer of awards under the A&R Plan only (i) by will or (ii) by the laws of descent and distribution. Only the recipient of an award may exercise such award during his or her lifetime.

Certain Adjustments.  Subject to any required action by the shareholders of the Company, the number of shares covered by outstanding awards, the number of shares that have been authorized for issuance under the A&R Plan, the exercise or purchase price of each outstanding award, the maximum number of shares or amount that may be granted subject to awards to any participant, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar event affecting the shares, (ii) any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company or (iii) any other transaction with respect to our shares including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to shareholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.
Corporate Transaction.  Effective upon the consummation of a Corporate Transaction, all outstanding awards under the A&R Plan will terminate unless the awards are assumed in connection with the Corporate Transaction. In addition, except as provided otherwise in an individual award agreement:

•
For the portion of each award that was granted in lieu of a cash payment for all or a portion of a participant’s annual bonus and that is assumed or replaced, then such award (or replacement award or program) shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares (or other consideration) at the time represented by the award upon the participant’s “separation from service” without “cause” or for “good reason” on or within eighteen (18) months after the Corporate Transaction.

•
For the portion of each award that was not granted in lieu of a cash payment for all or a portion of a participant’s annual bonus and that is assumed or replaced, then a pro-rated amount of the unvested shares or other consideration subject to such award (or replacement award or program) shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) upon the participant’s “separation from service” without “cause” or for “good reason” on or within eighteen (18) months after the Corporate Transaction.

•
For the portion of each award that is neither assumed nor replaced, such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares (or other consideration) at the time represented by such portion of the award, immediately prior to the specified effective date of such Corporate Transaction, provided that the participant’s service has not terminated prior to such date.

Change in Control.  Except as provided otherwise in an individual award agreement, in the event of a Change in Control, the portion of each award that was granted in lieu of a cash payment for all or a portion of a participant’s annual bonus shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the shares (or other consideration) at the time represented by the award upon the participant’s “separation from service” without “cause” or for “good reason” on or within eighteen (18) months after the Change in Control. For the portion of each award that was not granted in lieu of a cash payment for all or a portion of a participant’s annual bonus, then a pro-rated amount of the unvested shares or other consideration subject to such award shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) upon the participant’s “separation from service” without “cause” or for “good reason” on or within eighteen (18) months after the Change in Control.

Clawback Provision for Executive Officers and Other Participants. The award agreements issued under the A&R Plan incorporate a policy that allows us to require forfeiture of the employee’s unvested incentive compensation awards if officers or certain other employees engage in defined activity detrimental to the company. For more information regarding our incentive compensation recoupment policy, see “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis-Compensation Recoupment Policy.”

Amendment, Suspension or Termination of the A&R Plan.  The Board may at any time amend, suspend or terminate the A&R Plan. The A&R Plan will terminate on February 18, 2026, unless earlier terminated by the Board of Directors. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, applicable rules of any stock exchange or national market system, and the rules of any foreign jurisdiction applicable to awards granted to residents of the jurisdiction, the Company shall obtain shareholder approval of any such amendment to the A&R Plan in such a manner and to such a degree as required.

Amended Plan Benefits

We have not granted awards subject to shareholder approval of the A&R Plan, as amended and restated. Therefore, it is not presently possible to determine the benefits or amounts that may be received by individuals or groups pursuant to the A&R Plan in the future. The grant of awards under the A&R Plan, including grants to the executive officers named in the Summary Compensation Table below, is subject to the discretion of the Administrator.

The following table sets forth information with respect to the historical grant of RSUs and options under the 2012 Plan to the executive officers named in the Summary Compensation Table below, to all current executive officers as a group, to all non-employee directors as a group, and to all other employees and independent contractor registered representatives as a group. The level of past grants is not necessarily indicative of the level of future grants.

Name and position	Number of RSUs granted	Number of shares underlying Options granted
Paul C. Reilly	139,372	62,500
Jeffrey P. Julien	23,255	62,500
John C. Carson, Jr.	134,229	12,500
Jeffrey E. Trocin	39,575	70,000
Dennis W. Zank	40,253	62,500
All executive officers, as a group	536,690	562,415
All non-executive directors, as a group	57,690	—
All employees and independent contractors, other than executive officers, as a group	5,261,446	2,971,458

Federal Income Tax Consequences

The following is general summary as of this date of the federal income tax consequences to us and to U.S. participants for awards granted under the A&R Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Non-qualified Stock Options.  The grant of a non-qualified stock option under the A&R Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a non-qualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares at the time of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

A non-qualified stock option can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A non-qualified stock option that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Incentive Stock Options.  The grant of an incentive stock option under the A&R Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option - i.e., the difference between the fair market value of the shares at exercise and the exercise price - is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the calendar year in which the incentive stock options are exercised. However, such a sale of shares within the year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights.  Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

A SAR also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock.  A restricted stock award is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the recipient will not recognize ordinary income at the time of the award, unless the participant is retirement eligible. Instead, the recipient will recognize ordinary income on the date when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The recipient’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the earlier of those two dates.

The recipient may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty (30) days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by a recipient that is an employee or former employee will be subject to tax withholding by the Company.

Restricted Stock Units.  With respect to awards of RSUs, no taxable income is reportable when the RSUs are granted to a participant or upon vesting of the RSUs. Upon settlement, the recipient will recognize ordinary income in an amount equal to the value of the payment received pursuant to the RSUs. The ordinary income recognized by a recipient that is an employee or former employee will be subject to tax withholding by the Company.

Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

Dividends and Dividend Equivalents.  Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.
Cash Awards.  Upon receipt of cash, the participant will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received will be subject to tax withholding by the Company. The Company is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

Tax Effect for the Company.  Unless limited by Section 162(m) of the Code, the Company generally will be entitled to a tax deduction in connection with an award under the A&R Plan in an amount equal to the ordinary income realized by a recipient at the time the recipient recognizes such income (for example, when restricted stock is no longer subject to the risk of forfeiture).

The Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Required Vote

This proposal must receive an affirmative majority of the votes cast at this meeting to approve the A&R Plan. For purposes of this Proposal No. 3 only, the number of “votes cast” is deemed to include abstentions, as required by rules of the NYSE. The voting requirements for this proposal are also described in the ‘‘Questions and Answers About Voting Your Shares’’ section of this Proxy Statement.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ PROPOSAL NO. 3, APPROVING THE A&R PLAN.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GENERAL
The Audit and Risk Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending September 30, 2016 and to audit the company’s internal control over financial reporting as of September 30, 2016.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
RECOMMENDATION OF THE BOARD
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2016. The voting requirements for this proposal are described in the ‘‘Questions and Answers About Voting Your Shares’’ section of this Proxy Statement. If the proposal to ratify the appointment is not approved, the Audit and Risk Committee will reconsider the selection of KPMG LLP as the company’s independent registered public accounting firm.

ADDITIONAL INFORMATION
Costs of Solicitation
The cost of solicitation of proxies will be paid by Raymond James. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $15,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Raymond James personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report on Form 10-K will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.
Principal Executive Offices
The principal executive offices of Raymond James are located at 880 Carillon Parkway, St. Petersburg, Florida 33716, and the telephone number there is 727-567-1000.
Shareholder Proposals for the 2017 Annual Meeting
In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be received by the company no later than 120 days before the anniversary of the date of this proxy statement (e.g., not later than September 16, 2016). Such proposals should be sent in writing to Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our By-laws, and must be a proper subject for shareholder action under Florida law.
A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with SEC proxy rules, Florida law, our By-laws and other legal requirements, without seeking to have the proposal included in Raymond James’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Under our By-laws, notice of such a proposal must generally be provided to our Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The period under our By-laws for receipt of such proposals for next year’s meeting is thus from October 21, 2016 to November 20, 2016. (However, if the date of the Annual meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by a shareholder of business or the nomination of directors for election or reelection to be brought before the annual meeting to be timely must be so delivered (i) not earlier than the close of business on the 120th day prior to such annual meeting and (ii) not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made.)
Under Rule 14a-4 under the Exchange Act, proxies may be voted on matters properly brought before a meeting under these procedures in the discretion of the proxy holders, without additional proxy statement disclosure about the matter, unless Raymond James is notified about the matter not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and the proponents otherwise satisfy the requirements of Rule 14a-4. The period under our By-laws for receipt of such proposals for next year’s meeting is from October 21, 2016 to November 20, 2016.
United States Securities and Exchange Commission Reports
A copy of the company’s Annual Report on Form 10-K, including financial statements, for the fiscal year ended September 30, 2015 (the ‘‘Annual Report’’), is being furnished concurrently herewith to all shareholders holding shares as of the Record Date. Please read it carefully.
Shareholders may also obtain additional copies of the Annual Report, without charge, by visiting the company’s Web site at www.raymondjames.com or by submitting a request to our Secretary by writing Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. Upon request to our Secretary, the exhibits set forth on the exhibit index of the Annual Report may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).
Communications with the Lead Director and Non-Executive Directors
Any interested party may communicate with the Lead Director of our Board, Mr. Hardwick Simmons (following the Annual Meeting, Ms. Susan N. Story), or to our non-executive directors as a group, at the following address:
Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attn: Secretary
Communications will be reviewed by our corporate secretary and distributed to the Lead Director, the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Raymond James Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.
In addition, the company maintains a Compliance Reporting Line for its employees or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the company’s Code of Conduct or law. Further information about the Raymond James Compliance Reporting Line is available on the company’s Web site.
Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit and Risk Committee of the Board of Directors by sending a written communication to the address given below:
Audit and Risk Committee
Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attn: General Counsel
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as ‘‘householding,’’ potentially means extra convenience for shareholders and cost savings for companies.
A number of banks and brokers with account holders who are beneficial holders of the company’s shares will be householding the company’s proxy materials. Accordingly, a single copy of the proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your bank or broker, or contact our Secretary at 727-567-5185 or by mail to Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s proxy materials to a shareholder at a shared address to which a single copy of the applicable document was delivered. Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their bank or broker or the company’s Investor Relations Department at the contact address and telephone number provided above.

APPENDIX A
RAYMOND JAMES FINANCIAL, INC.
AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN
(as amended through February 18, 2016)
1.Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Independent Contractors and to promote the success of the Company’s business.
2.Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.
(a)“Administrator” means the Board or the Committee.
(b)“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b‑2 promulgated under the Exchange Act.
(c)“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the legal requirements of any applicable stock exchange or national market system, and the legal requirements of any non-U.S. jurisdiction applicable to Awards granted to residents therein.
(d)“Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.
(e)“Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Cash-Based Award or other right or benefit under the Plan.
(f)“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.
(g)“Board” means the Board of Directors of the Company.
(h)“Cash-Based Award” means an award denominated in cash that may be settled in cash and/or Shares, which may be subject to restrictions , as established by the Administrator.
(i)“Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity (including, but not limited to, the Award Agreement for a particular Award), or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Grantee a written demand for performance from the Company which describes the basis for the Company’s belief that the Grantee has not substantially performed his or her duties and the Grantee has not corrected such failure within thirty (30) days of such written demand; (ii) dishonesty, intentional misconduct, breach of a confidentiality agreement with the Company or a Related Entity or material breach of any other agreement with the Company or a Related Entity; (iii) breach of any fiduciary duty owed to the Company by the Grantee that has a material detrimental effect on the Company’s reputation or business; or (iv) conviction of, or plea of nolo contendere to, a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.
(j)“Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:
(i)the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d‑3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or
(ii)a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.
provided that, for purposes of Awards granted hereunder that are subject to Section 409A and with respect to which payment or settlement of the Awards would occur in connection with the transaction, the transaction must also constitute a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets” (as defined in Section 409A) of the Company.
(k)“Code” means the Internal Revenue Code of 1986, as amended.
(l)“Committee” means the Corporate Governance, Nominating and Compensation Committee of the Board.
(m)“Common Stock” means the common stock of the Company.
(n)“Company” means Raymond James Financial, Inc. a Florida corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.
(o)“Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.
(p)“Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Independent Contractor is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Independent Contractor, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Independent Contractor can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Independent Contractor, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Independent Contractor (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, the Administrator may determine that, in the event of any spin-off of a Related Entity, service as an Employee, Director or Independent Contractor for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.
(q)“Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:
(i)a merger or consolidation in which the Company is not the surviving entity or a share exchange in which the Company becomes a subsidiary of another entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;
(ii)the sale, transfer or other disposition of all or substantially all of the assets of the Company;
(iii)the complete liquidation or dissolution of the Company;
(iv)any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or
(v)acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction;
provided that, for purposes of Awards granted hereunder that are subject to Section 409A and with respect to which payment or settlement of the Awards would occur in connection with the transaction, the transaction must also constitute a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets” (as defined in Section 409A) of the Company.
(r)“Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.
(s)“Director” means a member of the Board or the board of directors of any Related Entity.
(t)“Disability” means, unless such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity (including, but not limited to, the Award Agreement for a particular Award), a permanent and total disability as determined under the long-term disability plan of the Company or the Related Entity to which the Grantee provides services unless the Grantee is not a participant in such long-term disability plan or in the absence of such long-term disability plan, in which case, “Disability” means a mental or physical condition which totally and presumably permanently prevents the Grantee from engaging in any substantial gainful employment with the Company or the Related Entity to which the Grantee provides services prior to the inception of the disability; provided that, for purposes of Awards granted hereunder that are subject to Section 409A, “Disability” means a disability within the meaning of Code Section 409A(a)(2)(C) and Treasury regulation section 1.409A-3(i)(4), as each may be amended from time to time. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u)“Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock, provided that no such right may be granted with respect to Options or SARs. Dividend Equivalent Rights granted in connection with Restricted Stock or Restricted Stock Units that performance vest shall be held subject to the vesting of the underlying Restricted Stock or Restricted Stock Units.
(v)“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.
(w)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(x)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(iii)In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith; or
(iv)In lieu of the foregoing, the Administrator may, from time to time, select any other index or measurement that the Administrator determines in good faith represents an appropriate determination of the Fair Market Value per share of the Common Stock for purposes of the Plan.
(y)“Good Reason” means, with respect to the termination by the Grantee of the Grantee’s Continuous Service, that such termination is for “Good Reason” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity (including, but not limited to, the Award Agreement for a particular Award), or in the absence of such then-effective written agreement and definition, a termination within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without the Grantee’s written consent: (i) a material diminution of the Grantee’s authority, duties, or responsibilities, relative to the Grantee’s authority, duties, or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction of authority, duties, or responsibilities that occurs solely as a necessary and direct consequence of the Company undergoing a Corporate Transaction or Change of Control and being made part of a larger entity will not be considered material; (ii) a material diminution by the Company in the Grantee’s total cash and equity-based compensation as in effect immediately prior to such reduction; or (iii) the relocation of the Grantee to a facility or a location more than fifty (50) miles from his or her then present location that requires the Grantee to commute more than fifty (50) miles one way; provided, however, that the Grantee must provide written notice to the Company of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.
(z)“Grantee” means an Employee, Director or Independent Contractor who receives an Award under the Plan.

(aa)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(ab)“Independent Contractor” means any person entering into a registered representative contractual relationship with the Company or a Related Entity.
(ac)“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(ad)“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(ae)“Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.
(af)“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ag)“Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.
(ah)“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award. With respect to Awards hereunder intended to qualify as Performance-Based Compensation, the Performance Period shall be any period of time that does not exceed sixty (60) months.
(ai)“Plan” means this Amended and Restated 2012 Stock Incentive Plan.
(aj)“Predecessor Plans” means the Company’s 1996 Stock Option Plan for Key Management Personnel, 2007 Stock Option Plan for Independent Contractors, 2002 Incentive Stock Option Plan, Stock Option Plan for Outside Directors, 2005 Restricted Stock Plan, and 2007 Stock Bonus Plan.
(ak)“Related Entity” means any Parent or Subsidiary of the Company.
(al)“Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock or cash award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.
(am)“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator. Dividends payable with respect to Restricted Stock subject to performance vesting shall be held subject to the vesting of the underlying Shares.
(an)“Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.
(ao)“Retirement” means, unless such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity (including, but not limited to, the Award Agreement for a particular Award), (i) in the case of an Employee or Independent Contractor, a Grantee’s voluntary Separation from Service or involuntary Separation from Service other than for Cause from the Company or any Related Entity after (A) attainment of age 65 or (B) attainment of age 60 after fifteen (15) years of service with the Company or a

Related Entity either as an Employee or Independent Contractor, and (ii) in the case of a non-employee Director, a Grantee’s voluntary Separation from Service from the Company after attainment of age 72 or twelve (12) years of service as a Director with the Company.
(ap)“Rule 16b‑3” means Rule 16b‑3 promulgated under the Exchange Act or any successor thereto.
(aq)“SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.
(ar)“Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
(as)“Separation from Service” means a termination of Continuous Service from the Company and its Related Entities; provided that, for purposes of Awards granted hereunder that are subject to Section 409A, a “Separation from Service” means a Grantee’s death, retirement or other termination of employment or service with the Company and its Related Entities (as determined in accordance with Code Section 409A(2)(A)(i) and Treasury regulation section 1.409A-1(h), as each may be amended from time to time).
(at)“Share” means a share of the Common Stock.
(au)“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan.
(a)Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is thirty-one million four hundred thousand (31,400,000) Shares, plus the number of Shares that remained available for grants of awards under the Predecessor Plans as of the date the Plan was originally approved by the Company’s stockholders (8,843,944); provided, however, that the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options is twenty-six million four hundred thousand (26,400,000) Shares. Notwithstanding the foregoing, any Shares issued in connection with Awards granted on or after the effective date of the Plan (as determined in accordance with Section 12) other than Options and SARs shall be counted against the limit set forth herein as two and eight-tenths (2.8) Shares for every one (1) Share issued in connection with such Award (and shall be counted as two and eight-tenths (2.8) Shares for every one (1) Share returned or deemed not have been issued from the Plan pursuant to Section 3(b) below in connection with Awards granted on or after the effective date of the Plan (as determined in accordance with Section 12) other than Options and SARs). The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.
(b)Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.

4.Administration of the Plan.
(a)Plan Administrator.
(i)Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by the Committee which shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b‑3.
(ii)Administration With Respect to Independent Contractors and Other Employees. With respect to grants of Awards to Employees or Independent Contractors who are neither Directors nor Officers of the Company, the Plan shall be administered by the Committee which shall be constituted in such a manner as to satisfy the Applicable Laws. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.
(iii)Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by the Committee which shall be comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee.
(iv)Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.
(b)Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:
(i)to select the Employees, Directors and Independent Contractors to whom Awards may be granted from time to time hereunder;
(ii)to determine whether and to what extent Awards are granted hereunder;
(iii)to determine the number of Shares or the amount of cash or other consideration to be covered by each Award granted hereunder;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions of any Award granted hereunder;
(vi)to amend or waive the terms of any outstanding Award granted under the Plan, as to any Grantee or class of Grantees, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or cash buyout or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to stockholder approval;

(vii)to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;
(viii)to grant Awards to Employees, Directors and Independent Contractors employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan;
(ix)to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate; and
(x)to establish or to cause to be established a trust for purpose of purchasing Shares on the open market, holding such Shares and using such Shares to satisfy the Company’s obligations under grants of Restricted Stock Units; provided that, if the trust is established to satisfy the Company’s obligations with respect to grants of Restricted Stock Units to Participants resident in Canada, such trust may be structured to qualify as an "employee benefit plan" within the meaning assigned by the Income Tax Act (Canada).
The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.
(c)Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.
5.Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Independent Contractors. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Independent Contractor who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Independent Contractors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.
6.Terms and Conditions of Awards.
(a)Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Independent Contractor that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, Cash-Based Awards and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option. In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
(c)Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) net sales, (ii) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company, (iii) expense levels, (iv) sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions, (v) implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel, (vi) financing and other capital raising transactions (including sales of the Company’s equity or debt securities, factoring transactions), (vii) revenue growth or product revenue growth, (viii) gross profits, (ix) financial ratios, including those measuring liquidity, activity, profitability or leverage, (x) cost of capital or assets under management, (xi) operating income (before or after taxes), (xii) earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), (xiii) revenue, (xiv) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property and establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors)), (xv) co-development, co-marketing, profit sharing, joint venture or other similar arrangements, (xvi) pre- or after-tax income (before or after allocation of corporate overhead and bonus), (xvii) market share, (xviii) regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents; passing pre-approval inspections (whether of the Company or third parties)), (xix) operating margins, gross margins or cash margins, (xx) earnings per share, (xxi) comparisons with various stock market indices, (xxii) stockholder equity, (xxiii) debt reduction, (xxiv) net income (before or after taxes), (xxv) reductions in costs, (xxvi) year-end cash, (xxvii) return on equity, (xxviii) cash flow or cash flow per share (before or after dividends), (xxix) working capital levels, including cash, inventory and accounts receivable, (xxx) total shareholder return, (xxxi) return on capital (including return on total capital or return on invested capital), (xxxii) research and development achievements, (xxxiii) return on assets or net assets, (xxxiv) cash flow return on investment, (xxxv) operating efficiencies, (xxxvi) economic value-added models or equivalent metrics, (xxxvii) success in recruitment of financial advisors, (xxxviii) customer growth and (xxxix) employee satisfaction. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Administrator, occurring after the establishment of the performance criteria applicable to the Award intended to be Performance-Based Compensation. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee’s rights with respect to an Award intended to be Performance-Based Compensation.

(d)Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.
(e)Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares, cash or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.
(f)Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.
(g)Individual Limitations on Awards.
(i)Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in each successive twelve (12) month period shall be Two Hundred Thousand (200,000) Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options and SARs for up to a maximum of Four Hundred Thousand (400,000) Shares. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.
(ii)Individual Limit for Restricted Stock and Restricted Stock Units. For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, with respect to each twelve (12) month period that constitutes or is part of each Performance Period, the maximum number of Shares that may be issued to a Grantee pursuant to such Awards shall be Two Hundred Thousand (200,000) Shares. In connection with a Grantee’s commencement of Continuous Service and with respect to a twelve (12) month period that constitutes or is part of a Performance Period that begins within twelve (12) months of such commencement, up to a maximum of Four Hundred Thousand (400,000) Shares may be issued to the Grantee. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. In addition, the foregoing limitations shall be prorated for any Performance Period consisting of fewer than twelve (12) months by multiplying such limitation by a fraction, the numerator of which is the number of months in the Performance Period and the denominator of which is twelve (12).
(iii)Individual Limit for Cash-Based Awards. For Cash-Based Awards that are intended to be Performance-Based Compensation, with respect to each twelve (12) month period that constitutes or is part of each Performance Period, the maximum amount that may be paid to a Grantee pursuant to such Awards shall be Five Million dollars ($5,000,000). The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. In addition, the foregoing limitation shall be prorated for any Performance Period consisting of fewer than twelve (12) months by multiplying such limitation by a fraction, the numerator of which is the number of months in the Performance Period and the denominator of which is twelve (12).
(h)Deferral. If the vesting or receipt of Shares or cash under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares or amount of cash subject to such Award will not be treated as an increase in the number of Shares or amount of cash subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).
(i)Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Independent Contractor to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.
(j)Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Option or SAR shall be no more than seven (7) years from the date of grant thereof and the term of an Award other than an Option or SAR shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.
(k)Transferability of Awards. Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.
(l)Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.
(m)Additional Restrictions and Conditions. Awards, and the Shares or cash issued or issuable thereunder, shall be subject to the restrictions and conditions set forth in the underlying contracts with the Grantee and/or set forth in the Award Agreement for such Awards.
7.Award Exercise or Purchase Price, Consideration and Taxes.
(a)Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:
(i)In the case of an Incentive Stock Option:
(A)granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or
(B)granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(ii)In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(iv)In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(v)In the case of other Awards, such price as is determined by the Administrator.
(vi)Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.
(b)Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator.
(i)In the case of an Award other than an Incentive Stock Option, in addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:
(A)cash through the Grantee’s Raymond James brokerage account, which must contain sufficient funds or margin availability to cover the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award;
(B)surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;
(C)with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (1) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (2) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;
(D)with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the exercise price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or
(E)any combination of the foregoing methods of payment.
(ii)In the case of an Incentive Stock Option, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:
(A)cash through the Grantee’s Raymond James brokerage account, which must contain sufficient funds or margin availability to cover the consideration to be paid for the Shares to be issued upon exercise or purchase of the Incentive Stock Option; or
(B)surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Incentive Stock Option shall be exercised.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.
(c)Taxes. No Shares or cash shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or cash. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award, if applicable, sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).
8.Exercise of Award.
(a)Procedure for Exercise.
(i)Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.
(ii)An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(i)(C).
(b)Exercise of Award Following Termination of Continuous Service.
(i)An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.
(ii)Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.
(iii)Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.
9.Conditions Upon Issuance of Shares.
(a)If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.
(b)As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the numerical limits set forth in Section 6(g), as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii)  any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”). Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.
11.Corporate Transactions and Changes in Control.
(a)Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.
(b)Acceleration of Award Upon Corporate Transaction or Change in Control.
(i)Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction and:
(A)for the portion of each Award that was granted in lieu of a cash payment for all or a portion of a Grantee’s annual bonus (as determined by the Administrator and designated in the Award Agreement) and that is Assumed or Replaced, then such Award (if Assumed), the replacement Award (if Replaced), or the cash incentive program (if Replaced) automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such Assumed or Replaced portion of the Award, immediately upon the Grantee’s Separation from Service if such service is terminated by the successor company or the Company without Cause or voluntarily by the Grantee with Good Reason on or within eighteen (18) months after the Corporate Transaction; and
(B)for the portion of each Award that was not granted in lieu of a cash payment for all or a portion of a Grantee’s cash annual bonus and that is Assumed or Replaced, then a pro-rated amount of the unvested Shares or other consideration subject to such Award (if Assumed), the replacement Award (if Replaced), or the cash incentive program (if Replaced) automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) immediately upon the Grantee’s Separation from Service if such service is terminated by the successor company or the Company without Cause or voluntarily by the Grantee with Good Reason on or within eighteen (18) months after the Corporate Transaction. For this purpose, the pro-rated amount will be determined by comparing completed, full months of service, if any, since the grant date of the Award to the vesting schedule or restricted period set forth in the Award Agreement; and
(C)for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date. For Awards that have an exercise feature, the portion of the Award that is not Assumed shall terminate under subsection (a) of this Section 11 to the extent not exercised prior to the consummation of such Corporate Transaction.
(ii)Change in Control. Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control and:
(A)for the portion of each Award that was granted in lieu of a cash payment for all or a portion of a Grantee’s annual bonus (as determined by the Administrator and designated in the Award Agreement), then such Award automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such Award, immediately upon the Grantee’s Separation from Service if such service is terminated by the successor company or the Company without Cause or voluntarily by the Grantee with Good Reason on or within eighteen (18) months after the Change in Control; and
(B)for the portion of each Award that was not granted in lieu of a cash payment for all or a portion of a Grantee’s cash annual bonus, then a pro-rated amount of the unvested Shares or other consideration subject to such Award automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) immediately upon the Grantee’s Separation from Service if such service is terminated by the successor company or the Company without Cause or voluntarily by the Grantee with Good Reason on or within eighteen (18) months after the Change in Control. For this purpose, the pro-rated amount will be determined by comparing completed, full months of service, if any, since the grant date of the Award to the vesting schedule or restricted period set forth in the Award Agreement.
(c)Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.
12.Effective Date and Term of Plan. The Plan originally became effective on November 22, 2011. It shall continue in effect for a term of ten (10) years from February 18, 2016, unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.
13.Amendment, Suspension or Termination of the Plan.
(a)The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a).
(b)No Award may be granted during any suspension of the Plan or after termination of the Plan.
(c)No suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall adversely affect any rights under Awards already granted to a Grantee.
14.Reservation of Shares.
(a)The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
(b)The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
15.No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without cause including, but not limited to, Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.
16.No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.
17.Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.
18.Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
19.Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
20.Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

RAYMOND JAMES®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 18, 2016. (5:00 p.m., Eastern Time, February 15, 2016 for ESOP Plan participants).

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Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Nominees*:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Charles G. von Arentschildt	☐	☐	☐	02 - Shelley G. Broader	☐	☐	☐	03 - Jeffrey N. Edwards	☐	☐	☐
04 - Benjamin C. Esty	☐	☐	☐	05 - Francis S. Godbold	☐	☐	☐	06 - Thomas A. James	☐	☐	☐
07 - Gordon L. Johnson	☐	☐	☐	08 - Roderick C. McGeary	☐	☐	☐	09 - Paul C. Reilly	☐	☐	☐
10 - Robert P. Saltzman	☐	☐	☐	11 - Susan N. Story	☐	☐	☐				

*TO ELECT 11 DIRECTORS: To hold office until the next annual meeting.

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve 2015 executive compensation.	☐	☐	☐	3. To approve the Amended and Restated 2012 Stock Incentive Plan.	☐	☐	☐
4. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm.	☐	☐	☐	This Proxy is authorized to vote in accordance with his judgement upon such other business as may properly come before the meeting.			

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

028CPA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2015 Annual Report to Shareholders are available at: **www.raymondjames.com/shareholders**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

RAYMOND JAMES®

Proxy — Raymond James Financial, Inc.

880 CARILLON PARKWAY, ST. PETERSBURG, FL 33716
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes any proxy previously granted and appoints Thomas A. James and Paul C. Reilly, or either of them, as Proxy, each with the power to appoint his substitute, and hereby authorizes either to represent and to vote as designated herein, all the shares of Common Stock of Raymond James Financial, Inc. held of record by the undersigned on December 23, 2015 at the annual meeting of shareholders to be held on February 18, 2016, or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 THROUGH 4.

NOTICE TO PARTICIPANTS IN THE RAYMOND JAMES FINANCIAL, INC. EMPLOYEE STOCK OWNERSHIP PLAN:

This card also constitutes confidential voting instructions for participants in the Raymond James Financial, Inc. Employee Stock Ownership Plan ("ESOP"). A participant who signs on the reverse side hereby instructs the trustee of the ESOP to vote all the shares of Common Stock of Raymond James Financial, Inc. allocated to his or her ESOP Account in accordance with the instructions on the reverse side. If no instructions have been received from the ESOP participant, the trustee will vote the shares allocated to the participant's ESOP Account in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares in person at the meeting. Your voting instructions must be received by 5:00 p.m., Eastern Time, on February 15, 2016 to allow sufficient time for processing. The trustee of the ESOP will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

(Continued and to be marked, dated and signed, on the other side)